Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

MARCH 6, 2016

BY AND AMONG

CLEAR LINK HOLDINGS LLC,

SYKES ENTERPRISES, INCORPORATED,

SYKES ACQUISITION CORPORATION II, INC.

AND

PAMLICO CAPITAL MANAGEMENT, L.P., SOLELY IN ITS CAPACITY AS MEMBER REPRESENTATIVE

SCHEDULES

Schedule 1.1(a) – Knowledge Parties

Schedule 1.1(b) – Target Working Capital

Schedule 3.1(a) – Organization and Qualification

Schedule 3.2(a) – Capitalization

Schedule 3.2(b) – Subsidiaries of the Company

Schedule 3.4 – Consents and Approvals

Schedule 3.6(a) – No Undisclosed Liabilities

Schedule 3.6(b) – Absence of Certain Developments

Schedule 3.8 – Legal Proceedings

Schedule 3.9 – Taxes

Schedule 3.9(d) – Tax Returns

Schedule 3.9(i) – Excess Payments

Schedule 3.11(a) – Employees

Schedule 3.12 – Employee Plans

Schedule 3.13(a) IP – Company Products

Schedule 3.13(b) IP – Liens

Schedule 3.13(c) IP – Proceedings

Schedule 3.13(e) IP – Company Registered IP

Schedule 3.13(h) IP – Third Party IP

Schedule 3.13(l) IP – Third Party Rights

Schedule 3.13(m) IP – Grants

Schedule 3.13(o) IP – Third Party Hardware

Schedule 3.13(p) IP – Opensource, Copyleft and Community Source Code

Schedule 3.13(u) IP – Servers

Schedule 3.14 – Material Contracts

Schedule 3.15 – Insurance

Schedule 3.16(b) – Leased Real Property

Schedule 3.16(c) – Personal Property

Schedule 3.17 – Transaction with Affiliates

Schedule 3.18 – Brokers

Schedule 3.19 – Customers and Suppliers

Schedule 5.10(i) – Tax Allocation of Purchase Price

EXHIBITS

Exhibit A – Form of Escrow Agreement

Exhibit B – Form of Letter of Transmittal

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated March 6, 2016 by and among Sykes Enterprises, Incorporated (“Parent”), a Florida corporation, Sykes Acquisition Corporation II, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Newco”), Clear Link Holdings LLC, a Delaware limited liability company (the “Company”), and Pamlico Capital Management, L.P., a Delaware limited partnership, as member representative (solely in its capacity as such, the “Member Representative”).

WHEREAS, the Company’s Board of Managers has, upon the terms and subject to the conditions set forth herein, (i) determined that entry into this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests of the Company and its members, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended the acceptance of the Merger (as defined below) and the adoption of this Agreement by the Company’s members in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “DLLCA”), as well as all other applicable Laws (as defined below);

WHEREAS, the Boards of Directors of Parent and Newco have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution and delivery by Parent and Newco of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DLLCA and the Delaware General Corporation Law (“DGCL”) as well as all other applicable Laws; and

WHEREAS, pursuant to the Merger, the Class A Units, Class B Units and Class C Units (each as defined below) will be converted into the Class A Unit Merger Consideration, Class B Unit Merger Consideration and Class C Unit Merger Consideration (each as defined below), respectively, in the manner set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Actual Cash Balance” has the meaning set forth in Section 2.14(b).

“Actual Closing Date Indebtedness” has the meaning set forth in Section 2.14(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Accounting Principles” means GAAP, consistent with past practice as applied in the preparation of the audited Financial Statements.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means the schedule showing each of the Company Securityholders as of the Effective Time, the number of Class A Units, Class B Units and Class C Units owned by each, and the amount of Class A Unit Merger Consideration, Class A Unit Escrow Share, Class B Unit Merger Consideration, Class B Unit Escrow Share, Class C Unit Merger Consideration, and Class C Unit Escrow Share, payable to, or on behalf of, each Company Securityholder, as well as Bonus Amounts payable and any required Tax withholdings with respect thereto.

“Bonus Amount” means the aggregate amount of all retention bonuses, success fees, change of control payments, severance payments and any other payment obligations arising from agreements entered into or obligations incurred by the Company as of or prior to the Closing and payable to employees or any other Person as a result of or related to the consummation of the transactions contemplated by this Agreement, to be set forth on the Allocation Schedule, including amounts payable under the Company’s Long Term Incentive Compensation Plan, effective December 11, 2013, and amounts payable as a result of any Compensation Adjustment Transactions, plus the employer’s share of payroll Taxes with respect to such amounts.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Claim” has the meaning set forth in Section 9.1(a)(iii).

“Class A Unit” means a Class A Unit of the Company, as defined in the Company Operating Agreement.

“Class A Unit Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Class A Units divided by (ii) the total number of Class A Units outstanding immediately prior to the Closing Time.

“Class A Unit Merger Consideration” means an amount equal to the quotient of (i) the aggregate amount of the Merger Consideration payable to holders of Class A Units pursuant to Section 8.3 of the Company Operating Agreement in connection with the Merger, divided by (ii) the total number of Class A Units outstanding immediately prior to the Closing Time.

“Class B Unit” means a Class B Unit of the Company, as defined in the Company Operating Agreement.

“Class B Unit Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Class B Units divided by (ii) the total number of Class B Units outstanding immediately prior to the Closing Time.

“Class B Unit Merger Consideration” means an amount equal to the quotient of (i) the aggregate amount of the Merger Consideration payable to holders of Class B Units pursuant to Section 8.3 of the Company Operating Agreement in connection with the Merger, divided by (ii) the total number of Class B Units outstanding immediately prior to the Closing Time.

“Class C Unit” means a Class C Unit of the Company, as defined in the Company Operating Agreement.

“Class C Unit Escrow Share” means an amount equal to the quotient of (i) the Escrow Amount multiplied by the Consideration Fraction for Class C Units divided by (ii) the total number of Class C Units outstanding immediately prior to the Closing Time.

“Class C Unit Merger Consideration” means an amount equal to the quotient of (i) the aggregate amount of the Merger Consideration payable to holders of Class C Units pursuant to Section 8.3 of the Company Operating Agreement in connection with the Merger, divided by (ii) the total number of Class C Units outstanding immediately prior to the Closing Time.

“Closing” has the meaning set forth in Section 2.12.

“Closing Adjustment” has the meaning set forth in Section 2.14(a).

“Closing Date” has the meaning set forth in Section 2.12.

“Closing Date Indebtedness” means all indebtedness arising under the Senior Credit Facility and any other payment obligations arising under indebtedness for borrowed money of the Company or any Subsidiary outstanding as of the Closing Date, including all notes payable and all accrued interest and deferred revenue, excluding deferred revenue recorded from the 2015 receipt of the $2.6 million payment for the software contract with State Farm. For the avoidance of doubt, Closing Date Indebtedness does not include the Purchase Price Obligations or lease incentive liability.

“Closing Time” means 11:59 p.m. New York time, on the Closing Date.

“Closing Working Capital” means (a) the aggregate amount of the current assets of the Company and its Subsidiaries minus (b) the aggregate amount of the current liabilities of the Company and its Subsidiaries determined as of the Closing Time on a consolidated basis in accordance with the Agreed Accounting Principles but including in the case of each of the foregoing clauses (a) and (b) only those general ledger line items set forth on Schedule 1.1(b) and with the adjustments (including pro forma adjustments) to both the current assets and current liabilities set forth on Schedule 1.1(b), but without regard to the effects of the transactions contemplated hereby.

“Closing Working Capital Statement” has the meaning set forth in Section 2.14(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Charter Documents” has the meaning set forth in Section 3.1(c).

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries, including any and all derivative works developed from such Intellectual Property.

“Company Operating Agreement” means the First Amended and Restated Limited Liability Operating Company Agreement, dated January 28, 2013, of the Company.

“Company Products” means each product (including any hardware, Software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries to customers in the ordinary course of business.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Securityholder Approval” means the approval and adoption of this Agreement by the affirmative vote of the holders of the outstanding Class A Units.

“Company Securityholders” means the holders of the Company Units.

“Company Units” means the Class A Units, Class B Units and Class C Units.

“Company Websites” has the meaning set forth in Section 3.13(v).

“Compensation Adjustment Transaction” has the meaning set forth in Section 5.2(a).

“Confidentiality Agreement” means the Confidentiality Agreement dated July 28, 2015, between Parent and Company.

“Consideration Fraction” means, (i) with respect to the Class A Units, the aggregate amount of Class A Unit Merger Consideration divided by the Merger Consideration; (ii) with respect to the Class B Units, the aggregate amount of Class B Unit Merger Consideration divided by the Merger Consideration; and (iii) with respect to the Class C Units, the aggregate amount of Class C Unit Merger Consideration divided by the Merger Consideration.

“Deductible” has the meaning set forth in Section 8.4(d).

“Deloitte Fee” has the meaning set forth in Section 5.10(c).

“DGCL” has the meaning set forth in the Recitals.

“Disputed Amounts” has the meaning set forth in Section 2.14(e).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Plans” has the meaning set forth in Section 3.12.

“Enterprise Value” means $207,000,000.

“Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.12.

“Escrow Account” has the meaning set forth in Section 2.7(c).

“Escrow Agent” has the meaning set forth in Section 2.7(c).

“Escrow Agreement” is defined in Section 2.7(c).

“Escrow Amount” has the meaning set forth in Section 2.7(c).

“Escrow Funds” has the meaning set forth in Section 2.7(c).

“Escrow Release Amount” has the meaning set forth in Section 2.15(a).

“Escrow Release Date” has the meaning set forth in Section 2.15(a).

“Estimated Cash Balance” has the meaning set forth in Section 2.14(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.14(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.14(a).

“Expansion Lease” means the lease of approximately 4,500 rentable square feet of office space located at 5225 W Wiley Post Way, Salt Lake City, UT 84116 for a monthly rental of approximately $7,500, which lease is currently under negotiation by the Company.

“Expense Funds” has the meaning set forth in Section 9.1(b).

“Financial Statements” has the meaning set forth in Section 3.5.

“Fundamental Representations” means the representations and warranties of the Company in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Company; Subsidiaries), Section 3.3 (Authorization), Section 3.9 (Taxes), and Section 3.18 (Brokers); and of Parent and Newco in Section 4.1 (Organization), Section 4.2 (Authorization), and Section 4.6 (Brokers).

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement, consistently applied.

“Governmental Authorization” means any approval, consent, license, certificate, accreditation, Permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law, including those granted pursuant to the expiration of any notice, waiting or review period.

“Governmental Entity” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Cap” means ten percent (10%) of the Enterprise Value.

“Indemnification Claim” has the meaning set forth in Section 8.2(d).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnitee” has the meaning set forth in Section 8.2(d).

“Indemnitor” has the meaning set forth in Section 8.2(d).

“Indemnity Escrow Amount” shall mean Two Million Five Hundred Eighty-Seven Thousand Five Hundred Dollars ($2,587,500).

“Independent Accountants” has the meaning set forth in Section 2.14(e).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any or all of the following: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means all hardware, Software, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“Knowledge” with respect to the Company shall mean the actual knowledge of those individuals set forth on Schedule 1.1(a), or the knowledge they would reasonably be expected to have had after making reasonable inquiry of Company employees who are reasonably likely to have information concerning the subject matter based upon their duties with the Company.

“Law” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.16(b).

“Letter of Transmittal” has the meaning set forth in Section 2.9(a).

“Loss” and “Losses” have the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence (whether or not foreseeable as of the date of this Agreement or covered by any indemnity provided pursuant to this Agreement, whether or not such fact, circumstance, event, change, effect or occurrence has yet, or at any time in question, manifested itself in the historical financial statements of the Company) that has had, or reasonably would be expected to have a material adverse effect upon the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to perform its obligations under this Agreement; provided, however, that any adverse change, event or effect arising from or related to: (i) conditions affecting the call center industry, lead generation industry or the United States economy generally; (ii) national or international political or social conditions, including the engagement by the United States in hostilities; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) changes in GAAP; (v) changes in any Laws; (vi) any action taken by a party hereto in accordance with this Agreement; (vii) any existing event or occurrence or circumstance with respect to which the Parent or Newco has knowledge as of the date hereof; (viii) any adverse change in or effect on the business of the Company that is cured by the Company by the Closing; (ix) the public announcement of the transactions contemplated by this Agreement; (x) any action taken by Parent, Newco or any of their respective Affiliates or agents or (xi) the completion of the transactions contemplated hereby, shall not be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur with respect to such entity.

“Material Contracts” has the meaning set forth in Section 3.14.

“Material Lease” has the meaning set forth in Section 3.16(b).

“Member Indemnitee” has the meaning set forth in Section 8.2(b).

“Member Representative” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means an amount equal to (A) the Enterprise Value, minus (B) the Closing Date Indebtedness and the Seller Expenses, plus (C) cash and cash equivalents determined as of the Closing Time on a consolidated basis in accordance with the Agreed Accounting Principles, initially calculated at Closing and adjusted pursuant to Section 2.14.

“Merger Consideration Percentage” means with respect to each Company Securityholder, the Merger Consideration to which he, she or it is entitled, divided by the aggregate Merger Consideration as finally adjusted pursuant to Section 2.14.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(b).

“Newco” has the meaning set forth in the Preamble.

“Notice of Claim” has the meaning set forth in Section 8.2(d).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Indemnitee” has the meaning set forth in Section 8.2(a).

“Paying Agent” has the meaning set forth in Section 2.9(a).

“Payment Fund” has the meaning set forth in Section 2.9(a).

“Payroll Company” means, with respect to employees in the United States, Ceridian HCM, Inc.

“Pending Claim” has the meaning set forth in Section 2.15(a).

“Permits” has the meaning set forth in Section 3.7(a).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Entity.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual), including, without limitation, data collected automatically, including data collected through a mobile or other electronic device.

“Post-Closing Adjustment” has the meaning set forth in Section 2.14(b).

“Post-Closing Adjustment Escrow Amount” shall mean One Million Dollars ($1,000,000).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Time and the portion of any Straddle Period beginning after the Closing Time.

“Pre-Closing Tax Period” means any Tax period ending at or before the Closing Time and the portion of any Straddle Period ending at or before the Closing Time.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Pro Rata Escrow Share” means a percentage determined by dividing the amount of the Merger Consideration to which a Company Securityholder is entitled after the adjustment pursuant to Section 2.14, as the case may be, by the Merger Consideration to which all Company Securityholders are entitled after the adjustment pursuant to Section 2.14, as the case may be.

“Purchase Price Obligations” means the obligations, whether or not contingent, of the Company or any of its Subsidiaries under the Material Contracts listed on Schedule 3.14(x).

“R&W Policy” means that certain Buyer-Side Representation and Warranty Insurance Policy issued by Allied World Surplus Lines Insurance Company, or an alternative insurer reasonably acceptable to Parent, on substantially the same terms set forth in that certain insurance binder offered by Allied World Surplus Lines Insurance Company on March 4, 2016, including aggregate coverage of $20,700,000 and a retention amount of $4,140,000, and expressly excluding any rights of subrogation for the benefit of any insurance carrier or third party against any of the Company Securityholders other than with respect to fraud.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Requisite Members” means holders of a majority of the Class A Units.

“Resolution Period” has the meaning set forth in Section 2.14(d).

“Responsible Party” has the meaning set forth in Section 8.3(a).

“Review Period” has the meaning set forth in Section 2.14(c).

“Seller Expenses” means the aggregate of (i) the expenses payable as of the Closing by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby to any legal counsel, accountants or investment bankers, plus (ii) sixty (60) percent of the premium and related charges (including the underwriting fee) payable for the R&W Policy, plus (iii) the Bonus Amount, plus (iv) the Expense Funds; plus (v) the Deloitte Fee, plus (vi) one-half of the fees payable at the Closing to the Paying Agent, plus (vii) one-half of any fees payable at the Closing to the Escrow Agent.

“Seller Return” has the meaning set forth in Section 5.10(c).

“Senior Credit Facility” means that certain Credit Agreement, dated as of December 28, 2012, by and among Clear Link Technologies, LLC, the other Credit Parties party thereto, General Electric Capital Corporation and the Lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Statement of Objections” has the meaning set forth in Section 2.14(d).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tangible Personal Property” has the meaning set forth in Section 3.16(c).

“Target Working Capital” means Eight Million Six Hundred Thirteen Thousand Seven Hundred Twenty-Four Dollars ($8,613,724).

“Tax” or “Taxes” means all federal, state, local and foreign Taxes, assessments, charges, duties, fees, levies and other governmental charges in the nature of Taxes, including income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto) (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated Taxes and deficiency assessments.

“Tax Claim” has the meaning set forth in Section 5.10(d).

“Tax Return” has the meaning set forth in Section 3.9(a).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Third Party Hardware” means any hardware component, part, assembly, tool or product that is (i) not solely owned by the Company or one or more of its Subsidiaries and (ii) incorporated into any Company Product or used in connection with any support or development of any Company Product.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software described in the preceding sentence that consists of (A) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes, and (C) Software that is used to generate code or other Software that is described in clauses (A) or (B).

“Transfer Taxes” means any and all transfer, sales, use, purchase, value added, excise, real property, personal property, intangible stamp, or similar Taxes.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

Section 1.2 Interpretation. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Company shall, pursuant to the provisions of the DLLCA and DGCL, be merged with and into Newco (the “Merger”), and the separate existence of the Company shall thereupon cease in accordance with the provisions of the DLLCA and the DGCL. Newco shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL. The Merger shall have the effects specified in the DLLCA and the DGCL. From and after the Effective Time, Newco is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2 Certificate of Merger. On the Closing Date, the parties hereto shall cause a certificate of merger in a form mutually acceptable to the Company and Parent (the “Certificate of Merger”) to be properly executed and filed in accordance with the DLLCA and the DGCL and shall make all other filings or recordings required under the DLLCA and the DGCL. The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DLLCA and the DGCL, which filing shall occur on the Closing Date, or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 2.3 Certificate of Incorporation. The certificate of incorporation of Newco in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall continue in full force and effect until amended in the manner prescribed by the provisions of the DGCL.

Section 2.4 Bylaws. The bylaws of Newco in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation and shall continue in full force and effect until amended in accordance with applicable Law.

Section 2.5 Officers. The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office until their successors are duly elected or appointed and will qualify in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.6 Directors. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and will qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.7 Payments. On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Newco or the Surviving Corporation to pay the following:

(a) on behalf of the Company, to such accounts designated in writing by the Company by wire transfer of immediately available funds, an amount, in the aggregate, equal to the outstanding amount of the Closing Date Indebtedness to enable the Company to repay such indebtedness;

(b) on behalf of the Company, to such accounts designated in writing by the Company by wire transfer of immediately available funds, an amount, in the aggregate, equal to the outstanding Seller Expenses (other than the Bonus Amount) to enable the Company to pay such Seller Expenses to the extent not paid prior to Closing;

(c) an amount of cash equal to Three Million Five Hundred Eighty Seven Thousand Five Hundred Dollars ($3,587,500) (such amount, the “Escrow Amount” and such cash, the “Escrow Funds”), which amount is the sum of (i) the Indemnity Escrow Amount and (ii) the Post-Closing Adjustment Escrow Amount, which Escrow Funds shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement (x) shall be entered into on the Closing Date among the Surviving Corporation, Member Representative and U.S. Bank, N.A. (the “Escrow Agent”), and (y) shall be substantially in the form of Exhibit A hereto;

(d) to the Paying Agent on behalf of and for the benefit of each holder of the Class A Units outstanding immediately prior to the Closing an amount equal to the aggregate Class A Unit Merger Consideration minus the Class A Unit Escrow Share, each as calculated by the Company and set forth on the Allocation Schedule provided to Parent on the Closing Date;

(e) to the Paying Agent on behalf of and for the benefit of each holder of the Class B Units outstanding immediately prior to the Closing an amount equal to the aggregate Class B Unit Merger Consideration minus the Class B Unit Escrow Share, each as calculated by the Company and set forth on the Allocation Schedule provided to Parent on the Closing Date;

(f) to the Paying Agent on behalf of and for the benefit of each holder of the Class C Units outstanding immediately prior to the Closing an amount equal to the aggregate Class C Unit Merger Consideration minus the Class C Unit Escrow Share, each as calculated by the Company and set forth on the Allocation Schedule provided to Parent on the Closing Date; and

(g) to the Payroll Company, an amount equal to the Bonus Amount to be paid to and for the benefit of each Person entitled to a Bonus Amount including withholding and employer payroll Taxes as calculated by the Company and set forth on the Allocation Schedule provided to Parent on the Closing Date which shall be paid by the Payroll Company to the applicable Persons and Governmental Entities.

Section 2.8 Conversion of Company Units.

(a) Conversion of Class A Units. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each Class A Unit issued and outstanding immediately prior to the Effective Time (other than Class A Units held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the applicable Class A Unit Merger Consideration payable in cash to the holder thereof, without interest thereon, upon tender of a completed and duly executed Letter of Transmittal in accordance with Section 2.9.

(b) Conversion of Class B Units. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each Class B Unit issued and outstanding immediately prior to the Effective Time (other than Class B Units held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the applicable Class B Unit Merger Consideration payable in cash to the holder thereof, without interest thereon, upon tender of a completed and duly executed Letter of Transmittal in accordance with Section 2.9.

(c) Conversion of Class C Units. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each Class C Unit issued and outstanding immediately prior to the Effective Time (other than Class C Units held in the Company’s treasury or by any of the Subsidiaries) shall be canceled and converted into the right to receive the applicable Class C Unit Merger Consideration payable in cash to the holder thereof, without interest thereon, upon tender of a completed and duly executed Letter of Transmittal in accordance with Section 2.9.

(d) Treasury Units. Each Company Unit held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and shall cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(e) Newco Shares. As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall remain unaffected and be the outstanding capital stock of the Surviving Corporation.

(f) Members Rights in Company Units. From and after the Effective Time, the Company Securityholders shall cease to have any rights with respect to their Company Units, except the right to receive the Class A Unit Merger Consideration, Class B Unit Merger Consideration and Class C Unit Merger Consideration, without interest thereon, with respect to each of such Company Units owned by them immediately prior to the Effective Time.

Section 2.9 Payment for Company Units.

(a) Parent and the Company have designated the Escrow Agent to act as paying agent in the Merger (the “Paying Agent”). Parent shall, on the Closing Date, deposit or cause to be deposited with the Paying Agent in a separate fund established for the benefit of the Company Securityholders (the “Payment Fund”) funds in an amount necessary for the payment, following tender of completed and duly executed letters of transmittal, of the Merger Consideration less amounts withheld to fund the Escrow Account pursuant to Section 2.7(d) through (f) (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). As soon as reasonably practicable after the date hereof, the Company shall, or shall cause the Paying Agent to, mail to each holder of record (i) a letter of transmittal (substantially in the form of Exhibit B with such other provisions as Parent and the Company may reasonably agree) (“Letter of Transmittal”) and (ii) instructions for use in effecting the tender of the Letter of Transmittal in exchange for the applicable Company Unit Merger Consideration. Thereafter, upon tender to the Paying Agent of a completed and duly executed Letter of Transmittal in such form, the holder of each such Company Unit shall receive from the Paying Agent promptly after Closing in exchange therefor, the amount to which they are entitled pursuant to Section 2.7(d) through (f), as applicable, in the form of cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to such sections of the Agreement, without interest; provided, however, that any such payments for less than $50,000 to a particular holder may be made by check. Parent and the Company shall make reasonable efforts to cause the Paying Agent to initiate payment on the Closing Date to all holders of completed and duly executed letters of transmittal tendered at least three (3) Business Days prior to the Closing Date. If payment or delivery is to be made to a Person other than the Person in whose name a Company Unit is registered, it shall be a condition of payment that a completed and duly executed assignment of the Company Units shall be delivered with the Letter of Transmittal, that the signatures on the assignment shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Company Units or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Following the Effective Time, each Company Unit (other than Company Units canceled pursuant to Section 2.8(d)) shall represent for all purposes only the right to receive the amount to which they are entitled pursuant to Section 2.7(d) through (f) and Section 2.14, as applicable, payable in cash pursuant to this Section 2.9 or Section 2.14(b), without interest. Except as provided herein or in the Escrow Agreement, all cash paid with respect to the Company Units in accordance with this Section 2.9 or Section 2.14(b) shall be deemed to have been paid in satisfaction of all rights pertaining to the Company Units.

(b) If a completed and duly executed Letter of Transmittal with respect to a Company Securityholder’s Company Units is not tendered prior to the date that is twelve (12) months after the Effective Time, unclaimed amounts (including interest thereon) of Merger Consideration shall, to the extent permitted by applicable Law, be paid by the Paying Agent to the Surviving Corporation and may be commingled with the general funds of the Surviving Corporation, free and clear of all claims or interest. Notwithstanding the foregoing, any members of the Company who have not theretofore complied with the provisions of this Section 2.9 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such members are entitled.

(c) After the Effective Time, there shall be no transfers on the transfer books of the Surviving Corporation of the Company Units that were outstanding immediately prior to the Effective Time.

Section 2.10 [Reserved].

Section 2.11 [Reserved].

Section 2.12 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Blvd., Suite 2800, Tampa, Florida, starting at 11:00 A.M. local time on the second Business Day following the satisfaction or waiver of the conditions set forth in this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), but no earlier than April 1, 2016, or on such date and time as the Company and Newco shall mutually agree. The date of the Closing is herein called the “Closing Date.”

Section 2.13 Withholding Taxes. Parent, Newco, the Company, the Surviving Corporation, the Escrow Agent and the Paying Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by Law, and to collect any necessary Tax forms, including IRS Form W-9 or the appropriate IRS Form W-8, as applicable, or any similar information, from any Company Securityholder and any other recipient of any payment hereunder; provided, however, that if on or prior to the Closing, the Company provides Parent with the certificate described in Section 6.2(b)(iv), no withholding of any amount under Section 1445 of the Code shall be made by Parent or Newco. To the extent that amounts are withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Company Securityholder or other recipient of payment in respect of which such deduction and withholding was made.

Section 2.14 Working Capital Adjustment.

(a) Closing Adjustment. At least five (5) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Agreed Accounting Principles. The Company shall provide Parent with reasonable access to the books and records of the Company, and other Company documents, to verify the information set forth in the Estimated Closing Working Capital Statement prior to the Closing Date. The “Closing Adjustment” shall be an amount equal to the amount by which the difference between the Estimated Closing Working Capital and the Target Working Capital exceeds Two Hundred Fifty Thousand Dollars

($250,000). If the Closing Adjustment is a positive number, the Merger Consideration shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Merger Consideration shall be reduced by the amount of the Closing Adjustment. For example, if the Estimated Closing Working Capital is $10 million and the Target Working Capital is $11 million, the Closing Adjustment would be $750,000, and it would reduce the Merger Consideration. If the Estimated Closing Working Capital is $10.5 million and the Target Working Capital is $10 million, the Closing Adjustment would be $250,000, and it would increase the Merger Consideration. In addition, at least two (2) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate of (i) the cash and cash equivalents expected to be on hand as of the Closing Time determined in accordance with the Agreed Accounting Principles (the “Estimated Cash Balance”), (ii) the expected amount of the Closing Date Indebtedness as of the Closing Time (the “Estimated Closing Date Indebtedness”), (iii) a calculation of the Merger Consideration payable at the Closing based on such estimated amounts, and (iv) the amounts to be paid pursuant to Section 2.7. The Company shall provide Parent with reasonable access to the books and records of the Company, and other Company documents, to verify such amounts.

(b) Post-Closing Adjustment. No later than the later of (i) the 60th day following the Closing Date, or (ii) the seventh (7th) Business Days after the delivery to Parent of the audited financial statements of the Company for 2015 accompanied by the audit opinion letter of Deloitte & Touche LLP thereon, the Parent will cause to be prepared and delivered to the Member Representative a statement setting forth its calculation of the Closing Working Capital, which statement shall contain a consolidated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Parent that the Closing Working Capital Statement was prepared in accordance with the Agreed Accounting Principles. The Closing Working Capital Statement shall also set forth (A) the variance, if any, between the Estimated Cash Balance and the actual amount of the cash and cash equivalents at the Closing Time determined in accordance with the Agreed Accounting Principles (the “Actual Cash Balance”), (B) the variance, if any, between the Estimated Closing Date Indebtedness and the actual Closing Date Indebtedness as of the Closing Time (the “Actual Closing Date Indebtedness”), (C) the actual amount of the Merger Consideration recalculated based upon the actual Closing Working Capital, the Actual Cash Balance and the Actual Closing Date Indebtedness, and (D) the difference between the Merger Consideration paid at Closing and the actual amount of the Merger Consideration as finally determined (the “Post-Closing Adjustment”).

If the amount of the Post-Closing Adjustment, as adjusted pursuant to Section 2.14(e), if applicable, results in an increase in the Merger Consideration from that paid at Closing, Parent will pay to the Paying Agent, on behalf of the holders of the Company Units, an amount equal to the Post-Closing Adjustment (without deduction). Any amount payable by Parent to the Paying Agent pursuant to this Section 2.14(b) will be paid within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(c) or (d) below) by wire transfer of immediately available funds to an account specified by the Paying Agent. The Paying Agent shall distribute to each Company Securityholder who has tendered before such payment date his, her or its completed and duly executed Letter of Transmittal, such holder’s share of both the

Post-Closing Adjustment Escrow Amount and the the Post-Closing Adjustment deposited by Parent based upon such holder’s entitlement to Merger Consideration computed after the Post-Closing Adjustment. If and to the extent there are holders of Company Units who have not yet tendered their letters of transmittal, the Paying Agent shall distribute the remainder of the payment(s) pursuant to Section 2.9.

If the amount of the Post-Closing Adjustment, as adjusted pursuant to Section 2.14(e), if applicable, results in a decrease in the Merger Consideration from that paid at Closing, the Member Representative and Parent shall provide written instructions to the Escrow Agent within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(c) or (d) below) instructing Escrow Agent to release to Parent from the Post-Closing Adjustment Escrow Amount an amount equal to the Post-Closing Adjustment and to release the remaining Post-Closing Adjustment Escrow Amount, if any, to the Paying Agent for distribution to the Company Securityholders who have tendered before such payment date his, her or its completed and duly executed Letter of Transmittal based upon their entitlement to Merger Consideration after the Post-Closing Adjustment. If and to the extent there are holders of Company Units who have not yet tendered their letters of transmittal, the Paying Agent shall distribute the remainder of the payment(s) pursuant to Section 2.9. If the Post-Closing Adjustment exceeds the Post-Closing Adjustment Escrow Amount (the amount by which the Post-Closing Adjustment exceeds the Post-Closing Adjustment Escrow Amount is referred to hereinafter as the “Excess Amount”), (x) the Member Representative and Parent shall provide written instructions to the Escrow Agent instructing the Escrow Agent to release to Parent all of the funds in the Post-Closing Adjustment Escrow Amount and (y) the Company Securityholders shall pay, by bank wire transfer of immediately available funds to an account or accounts designated in writing by Parent, an amount equal to such Excess Amount with each Company Securityholder to pay an amount of such Excess Amount based upon their entitlement to Merger Consideration after the Post-Closing Adjustment. At Parent’s election and sole discretion, Parent may also recover all or any portion of the Excess Amount from the Indemnity Escrow Amount, in which case the Company Securityholders shall be obligated to promptly replenish the Indemnity Escrow Amount for any such portion.

Any payments made pursuant to this Section 2.14(b) shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

(c) Examination and Review. After receipt of the Closing Working Capital Statement, Member Representative shall have 45 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Member Representative and Member Representative’s accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Parent and/or Parent’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as Member Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not materially interfere with the normal business operations of Parent or the Surviving Corporation.

(d) Objection. On or prior to the last day of the Review Period, Member Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth Member Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Member Representative’s disagreement therewith (the “Statement of Objections”). If Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Member Representative. If Member Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Member Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Member Representative, shall be final and binding.

(e) Resolution of Disputes. If Member Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and Member Representative (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(f) Fees of the Independent Accountants. Member Representative, solely on behalf of the Company Securityholders and in its capacity as the Member Representative and not in its individual capacity, and Parent shall each pay 50% of the fees and expenses of the Independent Accountants. For the avoidance of doubt, such fees, to the extent paid by the Member Representative, shall be paid out of the Expense Funds.

Section 2.15 Release of Indemnity Escrow.

(a) Subject to the terms of the Escrow Agreement, on the date that is twelve (12) months following the Closing Date (or, if such date is not a Business Day, then the first (1st) Business Day thereafter) (the “Escrow Release Date”), the Escrow Agent shall pay to the Paying Agent on behalf of the holders of Company Units, in accordance with the terms of the Escrow Agreement, the amount by which the Escrow Funds exceed the aggregate amount of all outstanding and unresolved claims for indemnification hereunder brought prior to the Escrow Release Date (each, a “Pending Claim”) (such amount, the “Escrow Release Amount”).

(b) As and to the extent any Pending Claim is resolved in favor of the Company Securityholders, Parent and the Member Representative shall direct the Escrow Agent to deliver to the Paying Agent on behalf of the holders of Company Units the related portion of the remaining amounts in the Escrow Account as provided in the Escrow Agreement.

(c) Within three (3) Business Days of receipt of any amount required to be delivered by the Escrow Agent to the Paying Agent, the Paying Agent will pay to each holder of Company Units who has tendered before the Escrow Release Date his, her or its completed and duly executed Letter of Transmittal, such holder’s Pro Rata Escrow Share of the Escrow Release Amount. If and to the extent there are holders of Company Units who have not yet tendered their Letter of Transmittal, the Paying Agent will cause such amounts to be distributed pursuant to Section 2.9.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Newco as follows:

Section 3.1 Organization and Qualification.

(a) Each of the Company and each Subsidiary is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of organization specified on Schedule 3.1(a). The Company and each of its Subsidiaries has the requisite corporate (or equivalent) power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority would not have a Material Adverse Effect.

(b) Each of the Company and each Subsidiary is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by such entity, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

(c) The Company has made available to Parent and Newco a true and complete copy of the Company’s and each of its Subsidiaries’ certificates of incorporation and bylaws (or the equivalent thereof) (collectively, the “Company Charter Documents”), in each case, as in effect as of the date hereof.

Section 3.2 Capitalization of the Company; Subsidiaries.

(a) As of the date hereof, the authorized capital of the Company consists of 7,782,884.80 Class A Units, 1,373,450.26 Class B Units and 272,400.97 Class C Units. All of the outstanding securities of the Company have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.2(a), no (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company, and (iv) obligations of the Company to issue any equity securities or securities convertible into or exchangeable for equity securities of the Company, are outstanding.

(b) All Subsidiaries of the Company are listed on Schedule 3.2(b). All of the outstanding capital stock of, or other ownership interest in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, is validly issued, fully paid and nonassessable. No (i) equity securities of any of the Company’s Subsidiaries, (ii) securities of any of the Company’s Subsidiaries convertible into or exchangeable for equity securities of any of the Company’s Subsidiaries, (iii) options or other rights to acquire from the Company’s Subsidiaries, and (iv) obligations of the Company’s Subsidiaries to issue, any equity securities or securities convertible into or exchangeable for equity securities of any of the Company’s Subsidiaries, in each case, are outstanding.

(c) The calculation of the amounts of the Class A Unit Merger Consideration, Class A Unit Escrow Share, Class B Unit Merger Consideration, Class B Unit Escrow Share, Class C Unit Merger Consideration, and Class C Unit Escrow Share, payable to, or on behalf of, each Company Securityholder, provided to Parent by the Company in the Allocation Schedule on the Closing Date shall be true and correct in all material respects.

Section 3.3 Authorization. The Board of Managers of the Company, at a meeting duly called and held, at which all managers were present, has duly and unanimously adopted resolutions approving this Agreement and the Merger in accordance with the DLLCA, determining that the terms of the Merger are fair to, and in the best interests of, the Company Securityholders and recommending that the Company Securityholders approve and adopt this Agreement. The Company Securityholder Approval has been obtained. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Merger Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Merger Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, and no other actions or approvals are necessary to authorize this Agreement and the other Merger Documents to which it is a party or for the Company to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the other Merger Documents to which the Company is a party, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, in each case except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Proceeding thereof may be brought.

Section 3.4 Consents and Approvals. Except (i) as set forth in Section 3.3 and on Schedule 3.4, (ii) filings, Permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and/or (iii) as may be necessary as a result of any facts or circumstances relating solely to Parent or Newco or any of its respective Affiliates, no filing with or notice to, and no Permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such Permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company Charter Documents, (b) except as set forth on Schedule 3.4, result in a material violation or material breach of, or cause acceleration of any material right or obligation, or constitute (with or without due notice or lapse of time or both) a material default, or give rise to any right of termination, cancellation or acceleration of any material right or obligation, under any of the terms, conditions or provisions of any Material Contracts, or (c) violate in any material respects any material Law of any court or any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 3.5 Financial Statements. The Company has delivered to Parent and Newco copies of the following financial statements (such financial statements, the “Financial Statements”):

(a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014, December 31, 2013 and December 31, 2012 and the related consolidated statements of operations, members’ equity and cash flows for the year ended on such dates; and

(b) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 (the “Most Recent Balance Sheet”) and the related statement of operations for the month ending on such date.

The Financial Statements (A) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (B) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments).

Section 3.6 No Undisclosed Liability; Absence of Certain Developments.

(a) Except (i) as set forth on Schedule 3.6(a) or as disclosed, set forth or reserved for in the Financial Statements (including the notes thereto), (ii) liabilities and/or obligations incurred in the ordinary course of business or (iii) liabilities and/or obligations arising under any of the Material Contracts or Material Leases, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.6(a) do not apply to Employee Plans, Environmental, Health and Safety Requirements, labor matters or Taxes.

(b) Except in connection with the transactions contemplated by this Agreement, during the period beginning on the date of the Most Recent Balance Sheet and ending on the date hereof, each of the Company and each Subsidiary has conducted its business, in all material respects, in the ordinary course consistent with past practice, there has not, individually or in the aggregate, been any Material Adverse Effect, and except as set forth on Schedule 3.6(b), the Company has not, since the date of the Most Recent Balance Sheet, taken any action which would be prohibited by Section 5.2 hereto if such action were taken after the date hereof.

Section 3.7 Compliance with Laws; Governmental Authorizations; Licenses; Etc.

(a) The Company and each of its Subsidiaries has all authorizations, approvals, orders, consents, licenses, certificates, Permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted by the Company and its Subsidiaries, except where the failure to obtain or maintain such an authorization, approval, order, consent, license, certificate, Permit, registration or qualification would not have a Material Adverse Effect (collectively, the “Permits”).

(b) The Company and each of its Subsidiaries is in compliance with all applicable Laws promulgated by any Governmental Entity which apply to the conduct of the Company’s and its Subsidiaries’ business, except where the failure to so comply would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into or been subject to any judgment, consent decree, or administrative order with respect to any aspect of its business, affairs, properties or assets, nor, as of the date hereof, received any notice of the institution against the Company or any of its Subsidiaries of any Proceeding from any Governmental Entity, with respect to any aspect of the business, affairs, properties or assets of the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.7(b) do not apply to Employee Plans, Environmental, Health and Safety Requirements, labor matters or Taxes.

Section 3.8 Litigation. Set forth on Schedule 3.8 is a list as of the date hereof of every Proceeding by any Governmental Entity which is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity. Except as set forth on Schedule 3.8, as of the date hereof, there is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity which has had or would reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.8 is a list as of the date hereof of every outstanding order, writ, settlement, injunction or decree against the Company or any Subsidiary or to which any of their respective assets are subject. Except as disclosed on Schedule 3.8, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, settlement, injunction or decree that has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither Company nor any of its Subsidiaries is a party to any litigation nor, to the Company’s Knowledge, is any litigation threatened which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.9 Taxes. Except as set forth in Schedule 3.9:

(a) The Company and each Subsidiary has prepared and duly filed all Tax returns, information returns, statements, forms and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to the Company and each of its Subsidiaries prior to the Closing Date, and all such Tax Returns are true and correct in all material respects.

(b) All Taxes due and owing by the Company and each Subsidiary have been paid, whether or not shown on any Tax Return.

(c) No Tax audits or other Proceedings are in progress, or to the Knowledge of the Company are pending or threatened, with regard to any Taxes or Tax Returns of the Company or any Subsidiary.

(d) Neither the Company nor any Subsidiary has received a written claim from any Governmental Entity in a jurisdiction in which neither the Company nor any Subsidiary files Tax Returns that the Company or a Subsidiary is subject to taxation by that jurisdiction. Schedule 3.9(d) lists: (i) all federal, state, local and non-U.S. income Tax Returns filed by the Company and each Subsidiary for taxable periods ended on or after December 31, 2010, (ii) any Tax Return filed by the Company or any Subsidiary for any taxable period ended on or after December 31, 2008 that has been audited and the amount of any deficiency or assessment of Tax paid as a result of such audit, and (iii) any outstanding lien for delinquent Taxes.

(e) Neither the Company nor any Subsidiary is liable for any Taxes: (i) under any Tax sharing agreement excluding provisions of leases, licenses, loans and similar agreements entered into in the ordinary course of business; (ii) as a transferee or successor by contract, Law or otherwise or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar Law. Neither the Company nor any Subsidiary has ever been a member of any affiliated group (other than a group with the Company or any Subsidiary as its common parent) that files an affiliated, consolidated, combined or unitary Tax Return for federal, state, local or non-U.S. Tax purposes.

(f) The Company is not (and has not been during the preceding five (5) years) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(g) Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in the accounting method of the Company or any Subsidiary pursuant to Section 481 of the Code or the corresponding Tax Laws of any nation, state or locality that occurred or exists on or prior to the Closing Date; (ii) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) an intercompany transaction occurring on or prior to the Closing Date; (v) an excess loss account existing on the Closing Date described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (vi) a prepaid amount received on or prior to the Closing Date; or (vii) an election under Section 108(i) of the Code.

(i) Except as set forth on Schedule 3.9(i), neither the Company nor any Subsidiary is party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) payable in connection with the transactions contemplated by this Agreement or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law).

(j) The Company and each Subsidiary has disclosed on their U.S. federal income Tax Returns all positions taken therein that (but for such disclosure) would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k) To the Knowledge of the Company, neither the Company nor any Subsidiary is or has been a party to any “reportable transaction” as defined by Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) or a “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(l) Notwithstanding anything contained herein to the contrary, (i) this Section 3.9 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Taxes and (ii) except as provided under the foregoing Sections of this Section 3.9, the Company and its Subsidiaries make no representation or warranty with respect to the amount of any Tax credit or similar Tax attribute.

(m) The Company is taxed as a partnership for federal income tax purposes, and each of its Subsidiaries is a “disregarded entity” for federal income tax purposes, other than Clearlink Technologies Payroll, LLC, which is taxed as a “C” corporation for federal income tax purposes.

Section 3.10 Environmental, Health, and Safety Matters.

(a) As of the date hereof, the Company and each of its Subsidiaries is, and since January 1, 2011 have been, in compliance in all respects with Environmental, Health, and Safety Requirements (including obtaining all Permits and licenses required thereunder), except for such noncompliance as would not have a Material Adverse Effect.

(b) Since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice or report or other material written information regarding any violation of Environmental, Health, and Safety Requirements by the Company or any of its Subsidiaries and arising under Environmental, Health, and Safety Requirements.

(c) Notwithstanding anything contained herein to the contrary, this Section 3.10 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health, or safety matters, including any arising under any Environmental, Health, and Safety Requirements.

Section 3.11 Employee Matters.

(a) Schedule 3.11(a) sets forth a list of all of the Company’s and its Subsidiaries’ employees whose current regular rate of compensation is greater than $100,000 per year, the date of hire for each such employee, the current rate of all regular and (if determinable) special compensation payable to each such Person in any and all capacities, the last increase in the rate of regular and (if applicable) special compensation for each such employee and the date of such increase.

(b) Each of the Company and each Subsidiary is in compliance with all Laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours and has not engaged, and is not engaging, in any unfair labor practice with respect to employees of the Company or any of its Subsidiaries except to the extent such failure to comply or such engagement, individually or in the aggregate, would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, as of the date hereof, (i) there is no union organizing effort pending, or to the Company’s Knowledge, threatened with respect to the employees of the Company or its Subsidiaries; (ii) no complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board, or to the Company’s Knowledge, has been threatened; (iii) there is no labor strike, dispute, slowdown or stoppage pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries; and (iv) there are no labor or employment Proceedings pending between the Company or any of its Subsidiaries and any of such applicable entity’s employees.

(c) Each employee who has worked more than 40 hours for the Company or any Subsidiary during any week during the past 36 months (other than employees properly classified as exempt employees for purposes of the overtime requirements of the Fair Labor Standards Act (“FLSA”) for the entire period) has been paid all of the overtime compensation he or she was entitled to receive from the Company and/or Subsidiary under Section 7 of the FLSA and applicable Department of Labor Regulations, after taking into account in determining each such employee’s regular rate pay all bonuses and other compensation earned with respect to such weeks to the full extent required by Section 7(e) of the FLSA.

Section 3.12 Employee Plans.

(a) Schedule 3.12 contains a true, accurate and complete list of employee benefit plans (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material employee benefit plan, program or arrangement maintained by the Company or any of its Subsidiaries (the “Employee

Plans”). The Employee Plans have been maintained, funded and administered in all material respects, including the timely deposit of all participant elective contributions and loan payments, in accordance with their terms and are in compliance with applicable Law, including without limitation, ERISA and Department of Labor Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder, except for instances of non-compliance that would not have a Material Adverse Effect. To the extent that the Company has Knowledge that any Qualification Failures as defined in Internal Revenue Service Revenue Procedure 2013-12 have occurred with respect to any Employee Plan, a summary of such Qualification Failures is set forth on Schedule 3.12, and the Company shall take commercially reasonable efforts to correct such failures under the Employee Plans Compliance Resolution System contained in Revenue Procedure 2013-12 on or before the Closing Date. Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is a pre-approved volume submitter or prototype plan that is the subject of an opinion letter issued by the Internal Revenue Service. Neither the Company nor any of its Subsidiaries has any liability under Title IV of ERISA.

(b) Except as would not have a Material Adverse Effect:

(i) All plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2008, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

(ii) With respect to all Employee Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by the Company, no director, officer, employee or agent of the Company has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a Tax to be imposed on the Company under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by the Company, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with.

(iii) Neither the Company nor any fiduciary as defined in ERISA Section 3(21)(A) of an Employee Plan has engaged in any transaction that may subject the Company or any Employee Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise Taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

(iv) All required reports and descriptions for any Employee Plan have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Employee Plans have been proper as to form and timely given.

(c) There are no examinations, audits, enforcement actions or other Proceedings pending, threatened or currently in process by any Governmental Entity involving any Employee Plan.

(d) There are no Proceedings pending (other than routine claims for benefits) or threatened against the Company in connection with any employee benefit plan or the assets of any Employee Plan.

(e) The Company has always maintained rights to permit any Employee Plan to be amended or terminated at any time.

(f) No Employee Plan that is intended to be a “qualified plan” under Section 401(a) (or its related trust) holds any stock or other securities of the Company.

(g) Notwithstanding anything contained herein to the contrary, this Section 3.12 contains the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to Employee Plans.

Section 3.13 Intellectual Property and Information Technology; Privacy.

(a) Schedule 3.13(a) contains a true and complete list, as of the date of this Agreement, of all Company Products developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries to customers since January 1, 2014.

(b) Schedule 3.13(b) contains a true and complete list, as of the date of this Agreement, of all of the Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Necessary IP”), but excluding “off the shelf” commercially available software products with a purchase price or Company-wide license fee of less than ten thousand dollars (US$10,000) under standard end-user license agreements, customer and supplier lists, databases, and all unregistered inventions, improvements, designs, copyrightable works, proprietary information, know-how, business methods, moral and economic rights, technical data, and related documentation. The Company and its Subsidiaries own or otherwise hold adequate rights in all the Necessary IP, free and clear of any liens, other than liens identified on Schedule 3.13(b). Except as set forth in Schedule 3.13(b), the consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any lien with respect to any of the Company IP.

(c) Schedule 3.13(c) lists and describes the status of each Proceeding pending as of the date of this Agreement or, to the Knowledge of the Company as of the date of this Agreement, threatened Proceeding (A) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (B) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person in any material respect or, except in connection with the Proceedings set forth in Schedule 3.13(c), received any notice of alleged infringement or potential infringement of any such rights.

(d) (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) to the Knowledge of the Company, there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP owned by the Company or any of its Subsidiaries or any current Company Products.

(e) Schedule 3.13(e) contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, response to office actions and disclosure of any required information, and recording assignments and licenses where required of the Registered IP with the appropriate Governmental Entity. Schedule 3.13(e) includes a true and complete list as of the date of this Agreement of at least all material actions that must be taken within sixty (60) days of the date of this Agreement with respect to any of the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality (it being understood that with regard to Third Party Software or other Intellectual Property as to which the Company is not the owner or holder of exclusive rights, the Company only takes steps to protect its rights that are reasonable in the context of a non-exclusive owner or licensee). Without limitation of the foregoing, to the Knowledge of the Company, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, excluding all parties who have created or own any Intellectual Property that is not Company IP but which is being used to, or has been used to, create Company IP (but which is not incorporated therein or necessary thereto), valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company or one of its Subsidiaries, or other agreements or written documentation which vest in the Company or one of its Subsidiaries, or which creates an obligation of assignment to the Company or one of its Subsidiaries, the exclusive ownership of such work, invention, improvement or other rights. The Company and its Subsidiaries have delivered or made available true and complete copies of the Company’s and its Subsidiaries’ standard forms of such assignments, agreements or other written documentation to Parent. All such assignments, agreements or other written documentation are in a form substantially similar to the Company’s and its Subsidiaries’ applicable standard forms. To the Knowledge of the Company, no employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property that is (or was) used by the Company as Company IP from any written assignment, agreement, or other written documentation executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries.

(h) Schedule 3.13(h) contains a complete and accurate list of all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into or distributed in connection with any Company Product since January 1, 2014, or currently anticipated to be sold with, incorporated into or distributed in connection with any product currently under development.

(i) Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company Product to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Product or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Product.

(j) The Company Products as delivered by the Company and its Subsidiaries have not and do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Except for transactions involving custom development of Software or work product for a customer, neither the Company nor any of its Subsidiaries has (A) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (B) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis, or (C) granted any third party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l) Except as set forth in Schedule 3.13(l), none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Company IP in connection with such agreement.

(m) No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of a current Company Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company IP. Schedule 3.13(m) sets forth a complete and accurate list of (A) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (B) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes.

(o) Other than as disclosed in Schedule 3.13(o), but excluding servers used by the Company or any of its Subsidiaries through a vendor and excluding Third Party Software used in connection with any support or development of any Company Product, there is no Third Party Hardware.

(p) Except as set forth in Schedule 3.13(p), neither the Company nor any of its Subsidiaries has embedded any open source, copyleft or community source code in any Company Products generally available for distribution or in development for distribution, including but not limited to any libraries or code licensed under any GNU General Public License, GNU Lesser General Public License or similar copyleft license arrangement.

(q) The Company and its Subsidiaries are, and at all times have been, in compliance in all material respects with (A) all U.S. federal, state, and local Laws and the Laws, rules and regulations of the countries in which the Company and its Subsidiaries do business that are applicable to them pertaining to (1) data security, cyber security, and e-commerce, including without limitation, the applicable information security provisions of the Gramm-Leach-Bliley Act and the rules implemented thereunder, and (2) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((1) and (2) together “Privacy Laws”); (B) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent the Company and its Subsidiaries are subject to same, pursuant to contract or otherwise, and Company has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (C) all obligations imposed upon Company in contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (such obligations collectively, “Privacy Agreements”), except where the failure to so comply with (A)(B) and (C), above, would not have a Material Adverse Effect. The Company does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than the United States.

(r) The Company and its Subsidiaries have implemented a publicly posted website privacy policy and written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Company and its Subsidiaries’ Privacy and Data Security Policies. At all times, the Company and its Subsidiaries have been and is in compliance in all material respects with all such Privacy and Data Security Policies, except where the failure to so comply would not have a Material Adverse Effect. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws, the result of which would have a Material Adverse Effect, provided that any legal or contractual obligations that attach to the Data Activities continue to be satisfied after the Effective Date.

(s) There is no pending, nor has there ever been any, material complaint, audit or Proceeding asserted against, or to the Knowledge of the Company any unresolved investigation of, the Company or its Subsidiaries initiated by (A) any person or entity; (B) any other Governmental Entity, foreign or domestic; or (C) any regulatory or self-regulatory entity alleging that any Data Activity of the Company: (1) is in violation of any applicable Privacy Laws, (2) is in violation of any Privacy Agreements, (3) is in violation in any material respect of any Privacy and Data Security Policies, or (4) otherwise constitutes an unfair, deceptive, or misleading trade practice in connection with the Data Activities, the result of which would have a Material Adverse Effect.

(t) To the Knowledge of the Company, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, and any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or its Subsidiaries.

(u) Schedule 3.13(u) lists the location of any and all servers the Company owns or uses through a vendor which operates any part of the Company technology platforms or products.

(v) To the Company’s Knowledge, (i) the websites maintained by or on behalf of the Company and its Subsidiaries and used in the Company’s business (the “Company Websites”) function in a manner that is consistent with the Company’s business; (ii) the design and content of the Company Websites are consistent with industry standards for search engine optimization; (iii) the design and content of the Company Websites are consistent with all rules and guidelines of all major search engines, including but not limited to Google’s Webmaster Guidelines; (iv) the Company Websites do not incorporate any technique, function or practice that (x) is generally understood in the industry to be a black-hat SEO technique, or (y) is intended to wrongfully manipulate search results. To the Company’s Knowledge, other than the Company Websites enumerated in Schedule 3.13(v) which may be under penalty, none of the top fifty (50) Company Websites (as measured by traffic volume) have incurred a penalty from Google since January 1, 2014. For the avoidance of doubt, the Parties acknowledge that Google generally does not inform website owners whether or not they are subject to a penalty.

Section 3.14 Material Contracts. Except as set forth on Schedule 3.14 (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease (as herein defined), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000;

(ii) agreement or indenture relating to indebtedness for borrowed money;

(iii) lease or agreement under which the Company or any of its Subsidiaries is lessee of or holds or operates any property (other than real property), including Intellectual Property, owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv) lease or agreement under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property (other than real property), including Intellectual Property, owned or controlled by the Company or any of its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(v) agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage, in any material respect, in any line of business or to compete, in any material respect, with, or solicit clients from, any Person;

(vi) collective bargaining agreement, labor contract or other written agreement, arrangement with any labor union or any employee organization;

(vii) contract under which the Company has made or is obligated to make, directly or indirectly, any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than in the ordinary course of business;

(viii) contract or contracts that individually or in the aggregate contain any change of control (or equivalent) provisions for which Parent or the Surviving Corporation or any of its Subsidiaries would reasonably be expected to incur any obligation or liability of $100,000 or more upon the consummation of the transactions contemplated hereby;

(ix) agreement or group of related agreements with the same party or group of affiliated parties, whether written or oral, that provides for (x) performance by the Company extending more than one year from the date hereof, and (y) annual committed payments by the Company after the date of this Agreement in excess of $200,000 or aggregate committed payments by the Company after the date of this Agreement in excess of $500,000; or

(x) agreement pursuant to which the Company has any obligation to pay the purchase price, whether or not contingent, with respect to the acquisition of a business or assets comprising a business.

Except as set forth on Schedule 3.14, each Material Contract is valid and binding on the Company or the applicable Subsidiary of the Company and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.14, the Company or the applicable Subsidiary of the Company, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Contract. True, correct and complete copies of the Material Contracts have been made available for inspection by Parent prior to the date of this Agreement. There are no existing material defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become material defaults) of the Company or, to the Knowledge of the Company, any other party thereto, under any Material Contract. No party to any Material Contract has given the Company written notice of its intention to cancel, terminate, materially change the scope of its rights under or fail to renew any Material Contract.

Section 3.15 Insurance. Set forth on Schedule 3.15 is a complete and accurate list of all material insurance policies maintained by the Company and its Subsidiaries (the “Insurance Policies”) in effect as of the date hereof, copies of which have been provided to Parent prior to the date hereof. Each Insurance Policy is in full force and effect, all premiums due thereon have been paid in full and none of the Company nor its Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such Insurance Policy. There is no material claim by the Company or its Subsidiaries pending under any of the Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.16 Real and Personal Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries own, or has owned, any real property.

(b) Leased Real Property. Schedule 3.16(b) sets forth (whether as lessee or lessor) leases of real property (“Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which any such party is bound, in each case, as of the date hereof, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000 (each a “Material Lease”, and collectively the “Material Leases”). Except as set forth on Schedule 3.16(b), each Material Lease is valid and binding on the Company or its applicable Subsidiary and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect. Except as set forth on Schedule 3.16(b), the Company (or its applicable Subsidiary) and, to the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Lease. There exists no material default or condition, or any state of facts or event that with the passage of time or giving of notice would constitute a material default, in the performance by the Company or its Subsidiaries of their respective obligations under any of the Material Leases or, to the Knowledge of the Company, as of the date hereof, by any other party to any of the Material Leases. None of the Company or its Subsidiaries has received any written notice from the landlord or lessor under any of the Material Leases claiming that the Company or any of its Subsidiaries is in breach of its obligations under the respective Material Leases, including due but unpaid rent or other charges. The Company has delivered to Parent a true and complete copy of each Material Lease.

(c) Personal Property. Schedule 3.16(c) sets forth a true and complete list, by category, of all material tangible personal property necessary for the conduct of the Company’s and its Subsidiaries businesses as currently conducted (the “Tangible Personal Property”). As of the date hereof, the Company and its Subsidiaries own or hold under valid leases all Tangible Personal Property, subject to no lien except for (i) liens identified on Schedule 3.16(c), (ii) liens for non-delinquent ad valorem Taxes and non-delinquent statutory liens arising other than by reason of default, (iii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (iv) liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (v) purchase money liens and (vi) minor irregularities of title which do not materially detract from the value or use of such property.

Section 3.17 Transaction With Affiliates. Except as set forth on Schedule 3.17, none of the members of the Company, none of the directors or officers of the Company or any of its Subsidiaries, nor any of their respective Affiliates is involved in any business arrangement or relationship with the Company or any of its Subsidiaries other than employment arrangements entered into in the ordinary course of business, and none of the members of the Company, none of the directors or officers of the Company or any of its Subsidiaries, nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by the Company or the Subsidiaries.

Section 3.18 Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.19 Customers and Suppliers.

(a) Schedule 3.19 of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and the Company has no Knowledge, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Schedule 3.19 of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.

The Company has not received any notice, and the Company has no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Parent and Newco jointly and severally represent and warrant to the Company:

Section 4.1 Organization. Each of Parent and Newco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of transactions contemplated hereby.

Section 4.2 Authorization. Each of Parent and Newco has all necessary power and authority to execute and deliver this Agreement and the other Merger Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Merger Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Newco (including approval in writing by their respective boards of directors) and no other action on the part of Parent and Newco is necessary to authorize this Agreement and the other Merger Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and constitutes a valid, legal and binding agreement of Parent and Newco, enforceable against each of Parent and Newco in accordance with its terms, and the other Merger Documents to which it is a party, when executed and delivered by each of Parent and Newco, will constitute the valid and binding obligation of Parent and Newco, enforceable in accordance with its terms, in each case except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3 Consents and Approvals; No Violations. Except for filings, consents and approvals as may be required under, and other applicable requirements of the HSR Act, no material filing with or material notice to, and no material Permit, authorization, consent or approval of, or material order of, any Governmental Entity is necessary for the execution and delivery by each of Parent and Newco of this Agreement or the consummation by each of Parent and Newco of the transactions contemplated hereby, except where the failure to obtain such Permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Newco nor the consummation by Parent or Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of either

Parent or Newco, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Newco is a party or by which Parent or Newco or any of its respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation applicable to Parent or Newco or any of its Affiliates or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Litigation. Neither Parent nor Newco is a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.5 Financial Ability. Parent has funds available to consummate the transactions contemplated hereby, including the ability to make all payments due pursuant to Section 2.7.

Section 4.6 Brokers. No broker, finder or investment banker has a claim to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or its Affiliates (excluding arrangements made by the Company prior to Closing) that could result in a reduction in the Merger Consideration or liability to any Company Securityholder.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Access and Information.

(a) Between the date hereof and the Closing Date, subject to Section 5.7, upon reasonable notice, and subject to restrictions contained in confidentiality agreements to which the Company or any of its Subsidiaries is subject and other privileged materials, the Company will provide to Parent and Newco and their respective authorized representatives during normal business hours reasonable access to all officers and customers and to all books and records of the Company and its Subsidiaries, and will cause the officers of the Company and its Subsidiaries to furnish Parent and Newco with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent and Newco may from time to time reasonably request. All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement.

(b) For a period of seven years commencing on the Closing Date, the Surviving Corporation (or its successor) will retain all books, records and other documents pertaining to the business of the Surviving Corporation and its Subsidiaries in existence on the Closing Date and provide any Company Securityholders and their authorized representatives during normal business hours reasonable access (including the right to make photocopies) to all books and records of the Surviving Corporation and its Subsidiaries (or their successors) and other written information with respect to the Surviving Corporation and its Subsidiaries (or their successors) as any such Company Securityholders may from time to time reasonably request.

Section 5.2 Conduct of Business by the Company. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice, and the Company and its Subsidiaries shall use their commercially reasonable efforts to (i) preserve in all material respects their assets, (ii) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (iii) preserve, in all material respects, the Company’s business organization intact and maintain its existing relations and goodwill with customers, creditors, and lessors, and (iv) comply in all material respects with all applicable Laws; provided that it is expressly agreed that the Company and its Subsidiaries may, at any time and at their sole discretion, repay all or a portion of their outstanding indebtedness. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing Date, the Company will not, and will cause each of its Subsidiaries to not, without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed:

(a) amend the Company Charter Documents, except to reflect any agreement or other arrangement by one or more Company Securityholders to waive rights with respect to Company Units, contribute Company Units to the capital of the Company or transfer Company Units to employees of the Company and its Subsidiaries, including any special allocation of compensation deductions to the extent economically borne by the Company Securityholders taking such action (a “Compensation Adjustment Transaction”);

(b) issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other equity securities or equity equivalents, except in connection with a Compensation Adjustment Transaction;

(c) split, combine or reclassify any of its capital stock, redeem any equity securities of the Company or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares, except in connection with a Compensation Adjustment Transaction;

(d) (i) incur or assume any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries except for indebtedness for borrowed money not exceeding $100,000 in the aggregate and except for any borrowings under any revolving credit facility currently in place, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations not exceeding $100,000 in the aggregate;

(e) except as may be required by Law or as contemplated by this Agreement, including a Compensation Adjustment Transaction, (i) enter into, adopt or amend or terminate any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, pension, retirement, deferred compensation, employment, severance, change in control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries in any material manner, (ii) increase the compensation or benefits of any director or officer of the Company or any of its Subsidiaries, (iii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation or benefits of any employee of the Company or any of its Subsidiaries other than directors and officers of the Company, or (iv) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

(f) sell, pledge, lease or dispose of or acquire any assets outside the ordinary course of business which have a value in the aggregate in excess of $100,000, other than the Expansion Lease;

(g) except as may be required by Law or as contemplated by this Agreement, alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company and its Subsidiaries;

(h) (i) effect any change in any of its methods of accounting, except as may be required by GAAP, (ii) change its fiscal year, (iii) make, change or revoke any material United States Tax election, or (iv) settle or compromise any Tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $100,000 above any amount reserved for such claim in the latest Financial Statements;

(i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any ownership interest in any corporation, partnership, other business organization or any division thereof from any other Person;

(j) enter into any strategic licensing, joint venture, collaboration, alliance, copromotion or similar agreement that involves payments by the Company to third parties in excess of $100,000 individually or $250,000 in the aggregate for all such contracts;

(k) make any loans or capital contributions to, or investments in, any Person other than employee expense advances in the ordinary course of business;

(l) make or agree to make any capital expenditures, in excess of $400,000 individually and $800,000 in the aggregate other than the payment of a Purchase Price Obligation;

(m) terminate, cancel, renew, request or agree to any material amendment or material modification to, material change in, or material waiver under, any Material Contract, or enter into or materially amend any contract or other agreement that, if existing on the date hereof, would be a Material Contract; provided, however, that for purposes of this Section 5.2(m), the term “Material Contract” shall not include contracts with new or existing customers entered into in the ordinary course of business or any other contract entered into in connection with any capital expenditure otherwise permitted pursuant to Section 5.2(l);

(n) waive, release, assign, settle or compromise any claim the resolution of which (i) would be material to the Company and its Subsidiaries taken as a whole, (ii) would involve the payment by the Company of an amount in excess of $100,000 individually and $200,000 in the aggregate or (iii) would involve the imposition of injunctive relief against the Company that would materially limit or restrict the business of Parent and its Subsidiaries (including the Surviving Corporation) following the Effective Time; or

(o) authorize, resolve, commit or agree to do any of the foregoing.

Section 5.3 [Reserved.]

Section 5.4 Public Announcements. Other than the press release and Form 8-K disclosure regarding the execution of this Agreement and the transactions contemplated hereby that have been agreed upon by the parties prior to the execution of this Agreement, all public announcements regarding the same shall be mutually agreed upon in advance by the Company and the Parent; provided that if the parties are unable to reach agreement on a mutually acceptable announcements, each of Parent and the Company may make such announcements as it in good faith believes, based on advice of counsel, are necessary in connection with any requirement of Law, it being understood and agreed that such party shall provide the other party with a copy of any such announcement in advance of its release.

Section 5.5 [Reserved.]

Section 5.6 Indemnification of Managers and Officers. Each of the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter Documents as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Company Charter Documents. The Parent shall cause to be maintained in effect for six years after the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters occurring prior to the Effective Time; provided that the Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). The foregoing notwithstanding, in no event will Parent be required to expend annually in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, Parent shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium). Parent will indemnify each individual who served as a director or officer of the Company at any time prior to the Closing Date from and against all third party Proceedings, including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

Section 5.7 [Reserved.].

Section 5.8 Newco. Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than cash paid to Newco for the issuance of its stock to Parent).

Section 5.9 R&W Policy. Parent has delivered to the Company a true and correct copy of the binder for the R&W Policy. Parent shall use its commercially reasonable efforts and proceed diligently and in good faith to obtain the R&W Policy, at or prior to the Closing. The Company shall be responsible for sixty percent (60%) of the premium for the R&W Insurance Policy, which amount shall be characterized as a Seller Expense for purposes of this Agreement, and Parent shall be responsible for the remainder of the premium and for all other costs of procuring the R&W Insurance Policy. From and after the issuance of the R&W Insurance Policy, Parent shall not amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy in a manner adverse to the Company Securityholders (in light of the purpose of the R&W Insurance Policy reflected in Article VIII) or the Member Representative including with respect to the waiver of subrogation set forth therein, without the prior written consent of the Member Representative.

Section 5.10 Tax Covenants.

(a) Tax Indemnification. Except to the extent included as a liability in determining the Closing Working Capital, the Company Securityholders shall be liable for and covenant to pay, and pursuant to Article VIII shall reimburse each Parent Indemnitee from the Escrow Account, the amount of any and all Losses incurred by such Parent Indemnitee as a result of: (i) all Taxes of the Company and each Subsidiary for any Pre-Closing Tax Period; (ii) all Taxes that the Company or any Subsidiary is liable for (including under Treasury Regulation Section 1.1502-6); (iii) all Taxes of any other Person that the Company or any of the Subsidiaries is liable for as a result of transferee liability, successor liability, or a contractual obligation, in each case, that is attributable to any Pre-Closing Tax Period; and (iv) all Taxes resulting from a breach of a representation or warranty contained in Section 3.9 or a covenant contained in this Section 5.10; and (v) any Transfer Taxes for which the Company Securityholders are responsible pursuant to Section 5.10(g).

(b) For purposes of determining the Taxes, the form of interest or penalties or Taxes for any Straddle Period for which the Company Securityholders or Parent are liable under Section 5.10(a), the Company Securityholders, the Surviving Corporation, and Parent agree as follows:

(i) Taxes in the form of interest, penalties, additions to Tax or other additional amounts that relate to Taxes for any Pre-Closing Tax Period shall be treated as occurring in such Pre-Closing Tax Period, whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(ii) Taxes for a Straddle Period shall be apportioned to a Pre-Closing Tax Period and a Post-Closing Tax Period using the following conventions: (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount apportioned to a Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and the balance of such Taxes shall be apportioned to the Post-Closing Tax Period; and (B) in the case of all other Taxes (including income Taxes, employment Taxes, and sales and use Taxes) the amount apportioned to the Pre-Closing Tax Period shall be determined as if the Company or the applicable Subsidiary had filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on the end of the day on the Closing Date using a “closing of the books methodology,” and the balance of such Taxes shall be apportioned to the Post-Closing Tax Period. For purposes of clause (B), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be apportioned to the Pre-Closing Tax Period based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period and the balance of such items shall be apportioned to the Post-Closing Tax Period.

(c) Tax Returns. Prior to Closing, the Company shall use its commercially reasonable efforts to enter into a written engagement agreement with Deloitte & Touche LLP (“Deloitte”) pursuant to which Deloitte will agree, for the fixed fee stated in the engagement letter (the “Deloitte Fee”), to (1) prepare for filing all federal and state income Tax returns for the Company and its Subsidiaries for 2015 and the short 2016 Tax year ending on the Closing Date, and (2) providing to Parent all of the supporting documentation for the Company’s determination of its adjusted tax basis in the assets to be included in Class V and Class VI as reflected in Schedule 5.10(i). After the Closing, the Member Representative shall prepare, or cause to be prepared, at its sole expense, all Tax Returns required to be filed by the Company and its Subsidiaries that are due after the Closing Date with respect to taxable periods that end on or prior to the Closing Date (each a “Seller Return”). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law or following such past practice would be reasonably likely to result in the imposition of penalties for Parent, the Surviving Corporation or any of their respective Affiliates). For the avoidance of doubt, the Member Representative and Parent acknowledge that the Company’s final taxable year as a partnership for federal income Tax purposes shall close as of the end of the day on the Closing Date, and any items of deduction, expense, income, gain or credit properly recognized on the Closing Date in accordance with the Company’s method of accounting for federal income Tax purposes will be reported on the Tax Return filed in respect of such year. Unless otherwise directed by Parent, the Company shall (and the Company Securityholders and the Member Representative shall take such action(s) to cause the Company to) file an election pursuant to Section 754 of the Code with respect to the taxable year that ends on and includes the Closing Date, if such an election is not currently effective with respect to the Company. In the case of each Seller Return, prior to filing such Tax Return, the Member Representative shall submit each such Tax Return to Parent at least twenty-five (25) days prior to the due date (including any valid extensions thereof) of such Tax Return for Parent’s review and comment. Prior to the filing of each Seller Return, the Member Representative shall make all revisions requested by Parent to be made thereto to the extent such comments are requested by Parent at least two (2) Business Days prior to the relevant due date and are reasonably necessary to comply with applicable Law and this Section 5.10. The preparation and filing of any Tax Return of the Company that is not a Seller Return shall be exclusively within the control of Parent.

(d) Tax Contests. Parent agrees to give written notice to the Member Representative of the receipt of any written notice by the Company, Parent, the Surviving Corporation or any of Parent’s controlled Affiliates which involves the assertion of any Tax-related claim, or the commencement of any Tax-related action, in respect of which an indemnity may be sought by Parent pursuant to this Agreement (a “Tax Claim”); provided, that the failure to give such written notice shall not, however, relieve any Company Securityholder (or any other indemnifying party) of its indemnification obligations, except and only to the extent that such Company Securityholder (or such other indemnifying party) forfeits rights or defenses by reason of such failure. The Member Representative shall have the right (at its sole expense) to represent the interests of the Company in connection with a Tax Claim that relates solely to a tax year that ends on or before the Closing Date and to employ counsel of its choice at its sole expense in respect of the defense of such Tax Claim; provided that, prior to the Member Representative assuming control of, and representation of the Company’s interest in respect of, such Tax Claim, within fifteen (15) days of receipt of the applicable notice of the Tax Claim, the Member Representative, on behalf of Company Securityholders, shall first provide to Parent a written statement (the “Tax Claim Notice”) verifying and affirming that the Member Representative shall assume the defense of the Tax Claim and be fully responsible for all Losses arising out of such Tax Claim but only to the extent provided in Article VIII; provided, further, with respect to any Tax Claim it controls, the Member Representative shall inform Parent of the status of any such Proceeding and permit Parent to participate in such Proceeding as reasonably requested, shall provide Parent with copies of any pleadings, correspondence, and other documents as Parent may reasonably request and shall consult with Parent prior to the settlement of any such Proceedings and shall obtain the prior written consent of Parent prior to the settlement of any such Tax Claim and/or related Proceedings, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall control the contest and resolution of any Tax Claim for which the Member Representative does not have the right to control pursuant to the foregoing provisions or for which the Member Representative has not timely provided the Tax Claim Notice; provided, however, that Parent shall obtain the prior written consent of the Member Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such a Tax Claim controlled by Parent but only to the extent such settlement would be reasonably likely to increase any Tax liabilities for a Pre-Closing Tax Period and the Member Representative, on behalf of the Company Securityholders, shall be entitled to passively participate in the defense of such claim and to employ counsel of their choice for such purpose, and the fees and expenses of such separate counsel shall be borne solely by the Member Representative.

(e) Cooperation. Parent, the Surviving Corporation and the Member Representative shall (and shall cause their respective Affiliates to) (i) cooperate in the preparation and timely filing of any Tax Return of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period; (ii) cooperate in any audit or other Proceedings with respect to Taxes or Tax Returns of the Company or any Subsidiary (whether or not a Tax Claim) for any Pre-Closing Tax Period or Straddle Period; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary for any Pre-Closing Tax Period or Straddle Period; (iv) make available any information required to allow Parent, the Surviving Corporation, any Subsidiary or the Member Representative to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption from (or reduction in) any Transfer Tax.

(f) Tax Refunds. The Company Securityholders shall be entitled to all refunds (including any refund realized as a reduction in or credit against Tax), if any, of Taxes relating to a taxable period ending on or before the Closing Date or the portion of a Straddle Period through the Closing Date (whether or not any such Tax is paid before Closing) and if Parent or the Surviving Corporation or any of their Affiliates receives or otherwise realizes such a refund, it will deliver same to the Member Representative within ten (10) days after its receipt or realization thereof.

(g) Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by the Company Securityholders and one-half by Parent when due, and the Company Securityholders and Parent will share equally in the expenses incurred in connection with filing all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges. Parent shall file such Tax Returns and, if required by applicable Law, the Member Representative will join in the execution of any such Tax Returns and other documentation.

(h) Payment. If the Company Securityholders are obligated to pay, or indemnify for, any Tax of the Company or any Subsidiary under this Section 5.10, the amount of such Tax shall be paid to Parent (or its designee) no later than three (3) Business Days prior to the date such Tax is due to the applicable Governmental Entity.

(i) Tax Characterization; Allocation of Purchase Price. The parties agree to report the Merger pursuant to this Agreement for federal income Tax purposes as a sale by the Company and an acquisition by Newco of the assets of the Company in exchange for the Merger Consideration and the assumption of the liabilities of the Company as determined for federal income Tax purposes, followed immediately by the complete liquidation of the Company. The parties agree that allocation of the purchase price for federal income Tax purposes among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder shall be as set forth on Schedule 5.10(i). The parties will file all applicable Tax returns (including but not limited to IRS Form 8594) consistent with such allocation and the Tax treatment described above and shall take no position inconsistent with that treatment absent a final determination as defined in Code Section 1313(a) that such treatment is not permitted; provided however, that in the event that Deloitte fails to provide to Parent all of the supporting documentation for the Company’s determination of its adjusted tax basis in the assets to be included in Class V and Class VI as reflected in Schedule 5.10(i) by December 31, 2016, Parent and the Surviving Corporation may allocate the purchase price for federal income Tax purposes among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder as they reasonably determine appropriate. Notwithstanding anything in this Agreement to the contrary, the Company Securityholders shall be responsible for the payment of, and shall be entitled to deduct (and Parent and Newco covenant and agree not to deduct), (i) Seller Expenses and (ii) the Bonus Amount.

(j) Conventions for Filing Tax Returns; Treatment of Indemnification Payments. For purposes of preparing Tax Returns, the Member Representative, Parent and the Surviving Corporation agree that (i) to the extent permissible under applicable Laws, the parties shall elect to have each Tax period of the Company and any Subsidiary end on the Closing Date, and (ii) unless otherwise required under applicable Law, all indemnification payments under this Agreement shall be reported as adjustments to the Merger Consideration for all relevant Tax purposes. Except in connection with the resolution of a Tax Claim pursuant to Section 5.10(d), Parent and Newco and their Affiliates shall not file or amend or otherwise modify any Tax return relating to a Pre-Closing Tax Period, or extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period. Except as Parent shall reasonably determine necessary to comply with applicable Law, or to make the Subsidiaries accounting methods and practices consistent with those of Parent and the Surviving Corporation, Parent and the Surviving Corporation agree that they will not make or change any Tax election or Tax accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period or make any voluntary contact or voluntary disclosure (or any other communication reasonably expected to have a similar effect) with any Tax authority regarding any Pre-Closing Tax Period of the Company or any of its Subsidiaries.

Section 5.11 Further Action; Commercially Reasonable Efforts; Governmental Authorizations.

(a) Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using its commercially reasonable efforts to obtain all Governmental Authorizations and other consents or approvals of parties to contracts with the Company, its Subsidiaries or Parent as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.

(b) From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action or Proceeding by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with this Agreement or any of the transactions contemplated hereby, including the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

(c) In connection with the transactions contemplated by this Agreement, the parties shall comply promptly with the notification and reporting requirements of the HSR Act and the requirements of any other similar applicable competition, antitrust or similar Laws of any other Governmental Entity and use all commercially reasonable efforts to obtain approval pursuant to the HSR Act and such other similar applicable competition, antitrust or similar Laws of any other Governmental Entity, including by promptly complying with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any competition or antitrust authority.

(d) Notwithstanding but without limiting the foregoing provisions of this Section 5.11, as promptly as reasonably practicable (but in any event within ten (10) calendar days) following the date of this Agreement, Parent, Newco and the Company will, and will cause each of their respective Affiliates to, make all filings required by Law to be made by them to consummate the transactions contemplated hereby (including all filings under the HSR Act and similar applicable competition, antitrust or similar Laws in any relevant foreign country or jurisdiction and all filings, notices and applications).

(e) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall provide the other party and its advisors or, if required or advisable under applicable Laws relating to the exchange of information, only to such other party’s outside counsel on an “attorneys-eyes only” basis, with a reasonable opportunity to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(f) The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including furnishing the other as promptly as reasonably practicable with copies of notice or other communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall, if practicable, and, to the extent permitted by such Governmental Entity, give the other party prior written notice of any meeting of any of its officers, employees or any other representatives or agents with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a) No Injunction. At the Effective Time there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no Proceeding shall have been commenced by any Governmental Entity or other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

(b) Filings and Consents. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all material consents, authorizations, orders or approvals of, and filings or registrations with, any Governmental Entity (other than as required with respect to any contract), including approval under the HSR Act, which are required in connection with the execution and delivery of this Agreement and the other Merger Documents and the consummation of the transactions contemplated hereby and thereby, subject to Company Securityholder Approval, shall have been obtained or made and shall be in full force and effect.

(c) HSR Waiting Period. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

(d) R&W Policy. The R&W Policy shall have been obtained in accordance with Section 5.9.

Section 6.2 Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent and Newco to the extent permitted by applicable Law:

(a) Representations, Warranties and Covenants. All representations and warranties made by the Company in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case without giving effect to any exception or qualification contained therein relating to materiality or a Material Adverse Effect, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect, and the Company shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(b) Closing Deliveries. Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i) a certificate of a duly authorized officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) have been satisfied;

(ii) a certified copy of the resolutions of the Company’s Board of Managers authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iii) a certified copy of the written consents, duly executed and delivered by the Requisite Members, evidencing the Company Securityholder Approval;

(iv) a certificate of the Company, issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that as of the Closing Date an interest in the Company is not a U.S. real property interest within the meaning of Section 897 of the Code; and

(v) the Escrow Agreement, executed by the Member Representative, the Company and the Escrow Agent.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Representations, Warranties and Covenants. All representations and warranties made by Parent and Newco in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), in each case without giving effect to any exception or qualification contained therein relating to materiality, except to the extent the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, would not have a material adverse effect on the ability of Parent or Newco to perform its obligations hereunder, and Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by each of them under the terms of this Agreement on or prior to or at the Closing.

(b) Closing Deliveries. Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(i) a certificate of a duly authorized officer of Parent and Newco, dated the Closing Date, to the effect that (1) the Person signing such certificate is familiar with this Agreement and (2) the condition specified in Section 6.3(a) has been satisfied; and

(ii) certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby.

(iii) the Escrow Agreement, executed by Parent, Newco and the Escrow Agent.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the members of the Company at any time prior to Closing:

(a)    by mutual consent of the Company, Parent and Newco;

(b)    by either the Company or Parent and Newco, if the Merger shall not have been consummated on or before April 15, 2016 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that if a request for additional information is received from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act, then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than that date which is 270 calendar days after the date hereof; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a material cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c)    by either Parent or Newco, in the event that the conditions to its obligations set forth in Section 6.1 or Section 6.3 hereof have not been satisfied or waived at or prior to the Termination Date; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to either Parent or Newco if the failure by Parent or Newco to fulfill any obligation under this Agreement has been a material cause of, or resulted in, the failure of such conditions to be satisfied;

(d)    by the Company, in the event that the conditions to its obligations set forth in Section 6.1 or Section 6.2 hereof have not been satisfied or waived at or prior to the Termination Date; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to the Company if its failure to fulfill any obligation under this Agreement has been a material cause of, or resulted in, the failure of such conditions to be satisfied; or

(e)    by either Parent or Newco or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

Section 7.2 Effect of Termination. If this Agreement is terminated pursuant to Article VII hereof, all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in this Section 7.2 and the last sentence of Section 5.1(a), which shall survive the termination of this Agreement; provided, however, that termination shall not preclude either party from suing and recovering from the other party for any breach of this Agreement.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.1 Survival of Representations. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date; provided, however, that the foregoing limitation shall not apply to the representations and warranties set forth in the Fundamental Representations, which shall survive the Closing for a period of six years. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely, unless a shorter time period is explicitly specified therein. Notwithstanding anything in this Agreement to the contrary, in the event of any breach of a representation or warranty by a party hereto that constitutes fraud, such representation or warranty shall survive the Closing and continue in full force and effect. Notwithstanding the foregoing, any claims asserted in good faith, in writing, and with reasonable specificity in light of the facts known by the non-breaching party at the time of delivery, by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.2 General Indemnification.

(a) Subject to the other terms and conditions of this Article VIII, the Company Securityholders shall, severally in accordance with their respective Pro Rata Escrow Shares and not jointly, indemnify and defend each of Parent, Newco, the Surviving Corporation and/or its officers, directors, employees, Affiliates and/or agents (each a “Parent Indemnitee” and together the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including reasonable attorneys’ fees and expenses) (“Losses”) incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any representation or warranty made by the Company contained (A) in Article III of this Agreement or (B) in any certificate delivered to Parent and Newco pursuant to Section 6.2, (ii) any breach by the Company of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, or (iii) a breach of any covenant contained in Section 5.10.

(b) Subject to the other terms and conditions of this Article VIII, each of Parent and the Surviving Corporation, jointly and severally, agrees to indemnify, defend and hold harmless each of the Company Securityholders as of the date of this Agreement and their respective officers, directors, employees, Affiliates and/or agents (each a “Member Indemnitee”) from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the breach of any representation or warranty made by Parent or Newco contained (A) in Article IV of this Agreement to be true and correct as of the date of this Agreement or (B) in any certificate delivered to the Company pursuant to Section 6.3, (ii) any breach by Parent or Newco of any of its covenants or agreements contained herein, and (iii) any breach by the Surviving Corporation (including by way of being the successor of Newco and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving

Corporation after the Closing Date. The foregoing notwithstanding, in no event shall the Parent or the Surviving Corporation be liable under clause (i) above for an amount in excess of the Indemnification Cap, other than a claim for a breach of a Fundamental Representation, a claim for failure to pay the full Merger Consideration or a claim for rescission of the transactions contemplated hereby.

(c) The obligations to indemnify and hold harmless pursuant to Section 8.2(a) and pursuant to Section 8.2(b) shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 8.1, except for claims for indemnification pursuant to such clauses asserted prior to the end of such period which claims shall survive until final resolution thereof.

(d) As used herein, the term “Indemnification Claim” means a claim for indemnification by Parent or any other Parent Indemnitee or any Member Indemnitee, as the case may be, for any Loss under this Article VIII (such Person making an Indemnification Claim, an “Indemnitee”). An Indemnitee may give notice of an Indemnification Claim under this Agreement, whether for its own Loss or for Losses incurred by any other Parent Indemnitee or Member Indemnitee, as applicable, pursuant to written notice of such Indemnification Claim executed by an officer of Parent or the Member Representative, as applicable (a “Notice of Claim”), and delivered to the Member Representative or Parent, as applicable (such receiving party, the “Indemnitor”), promptly after such Indemnitee becomes aware of the existence of any potential claim by such Indemnitee for indemnification under this Article VIII, but in any event before the Escrow Release Date, arising out of or resulting from:

(i) any item indemnified pursuant to the terms of Sections 8.2(a) or 8.2(b); or

(ii) the assertion in writing, against any Indemnitee of a Proceeding brought by a third party against any Indemnitee that results from any item indemnified pursuant to the terms of Sections 8.2(a) or 8.2(b).

(e) So long as such Notice of Claim is given in accordance within the time specified in Section 8.2(d) above, no delay on the part of an Indemnitee in giving the Indemnitor a Notice of Claim shall limit or reduce the Indemnitee’s right to indemnity hereunder, nor relieve the Indemnitor from any of its obligations under this Article VIII, unless (and then only to the extent that) the Indemnitor is (or the Company Securityholders are, in the case of a Notice of Claim on behalf of an Parent Indemnitee) prejudiced thereby.

Section 8.3 Third Party Claims.

(a) If a Proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 8.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VIII, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (or, in the case of a Parent Indemnitee seeking indemnification, such Parent Indemnitee shall promptly notify Member Representative) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible

Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that (i) the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party and (ii) the fees and expenses of such counsel shall be borne by such Indemnified Party. Notwithstanding the foregoing, the Responsible Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee if and only to the extent that representation of the Responsible Party and the Indemnitee by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a Third Party Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(b) All of the parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 8.4 Limitations on Indemnification Obligations. The rights of the Parent Indemnitees to indemnification pursuant to the provisions of Section 8.2(a), other than with respect to fraud, are subject to the following limitations:

(a) the amount of any claim for indemnification by any Parent Indemnitee pursuant to this Article VIII shall be reduced to reflect any insurance proceeds recoverable by and paid to any Parent Indemnitee (other than the proceeds paid under the R&W Policy) and by any tax benefits actually realized by any Parent Indemnitee with respect to the matter giving rise to such claim (net of reasonable out-of-pocket expenses for collection in the case of insurance proceeds); provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such insurance proceeds or tax benefits. Parent shall, and shall cause its Affiliates (including the Surviving Corporation, following the Effective Time) to, in good faith, diligently seek recovery, at its or their own expense, of all insurance proceeds from insurers with respect to all Losses with respect to which any Parent Indemnitee makes a claim for indemnification under this Article VIII (other than claims under the R&W Policy); provided that nothing in this sentence shall require Parent or its Affiliates (including the Surviving

Corporation, following the Effective Time) to seek recovery of insurance proceeds prior to pursuing indemnification pursuant to this Article VIII (other than insurance proceeds from the R&W Policy as provided in Section 8.5 below). To the extent that Parent or any of its Affiliates (including the Surviving Corporation and the Company’s Subsidiaries, following the Effective Time) receives any amount under insurance coverage or realizes any tax benefit with respect to a matter for which it has previously received payment in indemnification pursuant to this Article VIII, Parent shall, as soon as reasonably practicable after the receipt of such insurance proceeds or realization of such tax benefit, pay and reimburse to the Escrow Agent (if such reimbursement is to be delivered prior to the Escrow Release Date) or to the Member Representative (if such reimbursement is to be delivered after the Escrow Release Date), for any prior indemnification payment (up to the amount of such insurance proceeds or tax benefit, less any retroactive premium adjustments directly attributable thereto, and net of out-of-pocket expenses for collection).

(b) notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term “material” or “Material Adverse Effect” or any similar phrase which has the effect of making such representation and warranty less restrictive (as if any such word or phrase were deleted from such representation and warranty), other than (i) the use of the word “Material” in the definitions of Material Contract, Material Lease, Material Customers and Material Suppliers, (ii) the failure list items on the Disclosure Schedules because of materiality qualifications to the disclosure, and (iii) the use the word “material” in Section 3.5 with respect to Financial Statements and in Section 10.2;

(c) in no event shall Loss include any consequential, indirect, lost profits, punitive and exemplary damages (other than to the extent consequential, indirect, punitive or exemplary damages are paid in a Third Party Claim);

(d) in no event shall (i) the Company Securityholders be required to provide indemnification to any of the Parent Indemnitees with respect to any claim for indemnification made pursuant to Section 8.2(a)(i): (A) if the Losses associated with such claim (or group of related claims arising out of the same or similar circumstances) are less than Ten Thousand Dollars ($10,000) (the “De Minimis Claim Amount”); or (B) unless and until the Losses associated with all claims for indemnification made pursuant to Section 8.2(a)(i) incurred by the Parent Indemnitees aggregate at least One Million Five Hundred Fifty-Two Thousand Five Hundred Dollars ($1,552,500) (the “Deductible”), after which point the Company Securityholders shall only be required to provide indemnification with respect to indemnifiable Losses with respect to any such claim for indemnification made pursuant to Section 8.2(a)(i) in excess of the Deductible (for the avoidance of doubt, Losses associated with any claim for which indemnification is unavailable hereunder solely by reason of the limitation described in foregoing clause (i)(A) will not be counted towards determining if the Deductible has been reached); provided, however, that, notwithstanding anything to the contrary contained herein, the De Minimis Claim Amount and the Deductible shall not apply to any indemnification claims made with respect to the Fundamental Representations, indemnification claims made pursuant to Sections 8.2(a)(ii) or (iii), or any claim based on fraud; (ii) the Company Securityholders be required to provide indemnification to the Parent Indemnitees for indemnifiable Losses arising from claims for indemnification made pursuant to Section 8.2(a)(i) in an aggregate amount in excess of the Escrow Funds except with respect to claims made with respect to the Fundamental Representations or any claim based on fraud; and (iii) any Company Securityholder be required to provide indemnification to the Parent Indemnitees for indemnifiable Losses with respect to Section 8.2(a) in an aggregate amount in excess of the Merger Consideration actually received by the Company Securityholder;

(e) notwithstanding anything to the contrary contained in this Agreement: (i) the Member Representative’s and Company Securityholders’ shall not be entitled to seek indemnification pursuant to Section 8.2(b)(i) with respect to breaches of representations and warranties, other than a claim for breach of Fundamental Representations, or a claim for failure to pay the full Merger Consideration or a claim for rescission of the transactions contemplated hereby, until the amount of all Losses exceeds the Deductible, in which case the Member Representative and the Company Securityholders shall be entitled to seek indemnification only for the amount of such excess, up to the Indemnification Cap and subject to any other applicable limits on indemnification; and

(f) in the event that any facts or circumstances arise resulting in any Losses, each of the Parent Indemnitees and the Member Indemnitees shall have a duty and an obligation to take commercially reasonable and timely actions to mitigate the amount of all such Losses. Each of Parent and the Company Securityholders shall take such actions or cause such actions to be taken as are or may become necessary so as to mitigate, to the extent required by the preceding sentence, all Losses for which they may seek indemnification hereunder.

Section 8.5 Source of Recovery. Any valid indemnification claims brought by any of the Parent Indemnitees pursuant to Section 8.2(a) and payable by the Company Securityholders shall be paid: (i) first, from the Escrow Funds (to the extent of the Escrow Amount, if any, then remaining in the Escrow Account), in accordance with the Escrow Agreement, and Parent and the Member Representative shall promptly cause such payment to be delivered to Parent under the terms of the Escrow Agreement; (ii) second, if such payment is not satisfied by the preceding clause (i), by recovery from the R&W Policy and (iii) third, in the event the Escrow Fund is exhausted and the ability to recover under the R&W Policy is exhausted or not available, subject in each case to the limitations set forth in this Agreement, then severally and not jointly in accordance with each Company Securityholder’s respective Merger Consideration Percentage, by recovery from each such Company Securityholder; provided that, with respect to any indemnification payable by a Company Securityholder to a Parent Indemnitee as a result of any breach by a Company Securityholder of the representations, warranties or covenants in such Company Securityholder’s Letter of Transmittal, solely the Company Securityholder responsible for creating such indemnification obligation shall be responsible therefor, and the Parent Indemnitee(s) will be entitled to recover solely from such Company Securityholder after first seeking recovery from such Company Securityholder’s Pro Rata Escrow Share and subject to the other limitations set forth in this Agreement. For purposes of clarity, Parent (for itself and on behalf of the Parent Indemnitees) acknowledges and agrees that it must first make claims for payment for any such liability, to the extent covered under the R&W Policy, against the R&W Policy. Furthermore, Parent (for itself and on behalf of the Parent Indemnitees) acknowledges and agrees that in the event a claim under the R&W Policy is denied and Parent or Parent’s Indemnitees’ actions (or inaction) (in the case of the Surviving Corporation, only such actions after Effective Time) is the sole cause of such denial, then the Parent Indemnities shall not be entitled to indemnity by the Company Securityholders to the extent prejudiced thereby. Finally, any amount paid by the insurer under the R&W Policy shall be deemed to have been paid to Parent or the Parent Indemnitees, as applicable, (regardless of which loss payee is actually paid under the R&W Policy) and such deemed payment shall be taken into account when determining the Company Securityholders’ liability hereunder.

With respect to clause (ii) in the preceding paragraph, Parent shall use commercially reasonable efforts to diligently pursue collection of such claim under the R&W Policy. Parent’s obligation to use commercially reasonable efforts to recover Losses under the R&W Policy shall not include any obligation to litigate such claims with the applicable insurer if the insurer has denied coverage in writing, except to the extent that the Indemnitor elects, in its discretion, to pay all of the expenses of such litigation. No Parent Indemnitee may assert or pursue any claims for Losses against any Company Securityholder if, and to the extent, such Parent Indemnitee has been compensated for such Losses under the terms of the R&W Policy. In the event that a Parent Indemnitee is compensated for a Loss under the terms of the R&W Policy after payment for such Loss has already been made by Company Securityholders to such Parent Indemnitee, then such Parent Indemnitee shall pay to such Company Securityholders an amount equal to the amount that would have been applied under clause (ii) of the preceding paragraph. Nothing set forth in this Section 8.5 shall be deemed to expand or limit the scope of any of Company Securityholders’ obligations to any Parent Indemnitee with respect to the amount of Losses payable by the Company Securityholders.

Section 8.6 Payments. Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article VIII, the Indemnitor shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. All payments to be made by the Company Securityholders as Indemnitors shall be made to Parent for the benefit of the Parent Indemnitees.

Section 8.7 Exclusive Remedy. Except as set forth in Section 10.12, in any Letter of Transmittal and in the case of fraud relating to entry into this Agreement, after the Closing indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any representation, warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

Section 8.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.9 Member Representative. The parties hereto acknowledge and agree that the Member Representative is a party to this Agreement solely in its role of representative of the Company Securityholders according to the terms of Article IX hereof. Accordingly, the parties hereto acknowledge and agree that the Member Representative shall have no liability to, and shall not be liable for any Losses of, to any party hereto or to any Parent Indemnitee in connection with any obligations of the Member Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of willful misconduct by the Member Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement.

ARTICLE IX

REPRESENTATIVE OF THE MEMBERS OF THE COMPANY

Section 9.1 Authorization of Member Representative.

(a) The Member Representative is authorized and empowered to act as a representative for the benefit of the each Company Securityholder as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each holder of Company Units in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Member Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Member Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Member Representative, in its sole discretion, may deem necessary or desirable;

(iii) as Member Representative, to enforce and protect the rights and interests of the Company Securityholders (including, if applicable, the Member Representative, in its capacity as a member in the Company) and to enforce and protect the rights and interests of the Member Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which the Member Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Company Securityholders, including asserting or pursuing any Proceeding (a “Claim”) against Parent, Newco and/or the Surviving Corporation, defending any Third Party Claims or Claims by the Parent Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Claims, and, in connection therewith, to (A) institute any Proceeding; (B) investigate, defend, contest or litigate any Proceeding initiated by Parent, the Surviving Corporation or any other Person against the Member Representative and/or any of the Company Securityholders, the Escrow Funds, and receive process on behalf of any or all Company Securityholders in any such Proceeding and compromise or settle on such terms as the Member Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding; (C) file any proofs of debt, claims and petitions as the Member Representative may deem advisable or necessary;

(D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding, it being understood that the Member Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of the Company Securityholders or any of them and/or the Member Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Member Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Member Representative or by the Company Securityholders unless such waiver is in writing signed by the waiving party or by the Member Representative; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Member Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

All of the aforementioned actions shall be deemed to be facts ascertainable outside the Merger Agreement and shall be binding on the Company Securityholders as a matter of contract law.

(b) The Member Representative shall be entitled to the payment of all its expenses incurred as the Member Representative. In connection with the foregoing, at the Closing, the Surviving Corporation shall transfer $250,000 (the “Expense Funds”) to the Member Representative, to be used by Member Representative to pay expenses incurred by Member Representative in its capacity as Member Representative. The Company Securityholders will not receive interest or other earnings on the Expense Funds and the Company Securityholders irrevocably transfer and assign to the Member Representative any ownership right that they may have in any interest that may accrue on funds held in the Expense Fund. The Company Securityholders acknowledge that the Member Representative is not providing any investment supervision, recommendations or advice. The Member Representative shall have no responsibility or liability for any loss of principal of the Expense Funds other than as a result of its willful misconduct. For Tax purposes, the Expense Funds shall be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing. Once the Member Representative determines, in its sole discretion, that the Member Representative will not incur any additional expenses in its capacity as the Member Representative, then the Member Representative will appropriately distribute the remaining unused Expense Funds, if any, to the Company Securityholders (either directly or through a third party paying agent). In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Member Representative hereunder (i) the Member Representative shall incur no responsibility whatsoever to any Company Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Member Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Member Representative pursuant to such advice shall in no event subject the Member Representative to liability to any Company Securityholders. Each Company Securityholder shall indemnify, pro rata based upon such holder’s Pro Rata Escrow Share, the Member Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Member Representative pursuant to the terms of this Agreement or the Escrow Agreement (including any challenge or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Member Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Representative Loss is incurred or suffered. In the event of any Proceeding which finally adjudicates that any Representative Loss was primarily caused by the willful misconduct of the Member Representative, the Member Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss attributable to such willful misconduct. In the event of any indemnification hereunder, upon written notice from the Member Representative to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholder shall promptly deliver to the Member Representative full payment of his or her Pro Rata Escrow Share of the amount of such deficiency. If not paid directly to the Member Representative by the Company Securityholders, any such Representative Loss may be recovered by the Member Representative from (i) the funds in the Expense Funds and (ii) the amounts in the Escrow Account otherwise distributable to the Company Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Member Representative to the Escrow Agent; provided that while this section allows the Member Representative to be paid from the Expense Funds and the Escrow Funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Member Representative from seeking any remedies available to it at law or otherwise.

(c) All of the indemnities, immunities and powers granted to the Member Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(d) If the Member Representative shall have resigned, died or is otherwise become incapacitated or removed, Company Securityholders who in the aggregate hold at least a majority of the interest in the Escrow Account shall appoint, subject to the prior approval of the Parent (such approval not to be unreasonably withheld), a successor member representative not later than 30 days following the resignation, death, incapacity or removal of the Member Representative.

(e) Parent and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Member Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Company Securityholders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Company Units; and (ii) shall survive the consummation of the Merger.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, two days after the date of mailing, as follows:

If to Parent and Newco:

Sykes Enterprises, Incorporated

400 North Ashley Drive

Tampa, FL 33602

Attention:    James T. Holder, Esq.

                    Executive Vice President and General Counsel

Facsimile: 813-470-3737

with a copy to (which shall not constitute notice):

Shumaker, Loop & Kendrick LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, FL 33602-515128

Attention: Gregory C. Yadley

Telephone: (813) 229-7600

Facsimile: (813) 229-1660

If to the Company:

Clear Link Technologies, LLC

5202 W. Douglas Corrigan Way

Suite 300

Facsimile:

Attention: Legal Department

Email: matthew.lowe@clearlink.com

with a copy to:

Alston & Bird LLP

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

Facsimile: (704) 444-1111

Attention: H. Bryan Ives III

Email: Bryan.Ives@alston.com

If to Member Representative:

Pamlico Capital Management, L.P.

150 North College Street

Suite 2400

Charlotte, NC 28202

Facsimile:

Attention: Walker C. Simmons and Eric J. Wilkins

Email:   walker.simmons@pamlicocapital.com

              eric.wilkins@pamlicocapital.com

with a copy to:

Alston & Bird LLP

101 South Tryon Street, Suite 4000

Charlotte, NC 28280-4000

Facsimile: (704) 444-1111

Attention: H. Bryan Ives III

Email: Bryan.Ives@alston.com

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2 Exhibits and Schedules. All exhibits and schedules hereto, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. For the purposes of this Agreement, any matter that is clearly disclosed in a Schedule to this Agreement shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross reference thereto. Disclosure of any fact or item in any Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.

Section 10.3 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 10.4 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein. Parent and Newco understand and acknowledge that all out-of-pocket fees and expenses incurred or to be incurred by the Company in connection with the transactions contemplated hereby (including the Seller Expenses), will be paid by the Company in cash at or prior to the Closing.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement, the Parent Indemnitees, the Member Indemnitees and the Company Securityholders and their respective heirs, successors, permitted assigns and legal representatives, and is not intended, nor shall be construed, to give any other Person any legal or equitable right, remedy or claim hereunder.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.8 Titles and Headings. The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.9 Entire Agreement. This Agreement, including the Schedules attached thereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.10 Severability. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.11 No Strict Construction. Each of the parties hereto acknowledges that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 10.12 Specific Performance. Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 10.13 Waiver of Jury Trial. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 10.14 Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or parties exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.15 Amendments. This Agreement may be amended, at any time prior to the Effective Time, by action taken by the respective boards of directors or managers of the Company, Parent and Newco. This Agreement (including the provisions of this Section 10.15) may not be amended or modified except by an instrument in writing signed on behalf of all of the parties required pursuant to the preceding sentence.

* * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

SYKES ENTERPRISES, INCORPORATED

By:	/s/ James T. Holder
Name:	James T. Holder
Title:	Executive Vice President and
General Counsel

SYKES ACQUISITION CORPORATION II, LLC

By:	/s/ James T. Holder
Name:	James T. Holder
Title:	Executive Vice President and
General Counsel

[ADDITIONAL SIGNATURES ON FOLLOWING PAGE]

[Signature Page to Agreement and Plan of Merger]

CLEAR LINK HOLDINGS LLC

By:	/s/ Philip Hansen
Name:	Philip Hansen
Title:	Chief Executive Officer

PAMLICO CAPITAL MANAGEMENT, L.P., solely in its capacity as Member Representative

By:	/s/ Walker C. Simmons
Name:	Walker C. Simmons
Title:	Authorized Signatory